Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

NATIONAL HOLDINGS CORPORATION,

FORTRESS BIOTECH, INC.

and

FBIO ACQUISITION, INC.

Dated as of April 27, 2016

TABLE OF CONTENTS

Page

ARTICLE I

THE OFFER AND THE MERGER; CLOSING; EFFECTIVE TIME

1.1	The Offer	3
1.2	Company Actions	5
1.3	Company Directors	6
1.4	The Merger	8
1.5	Effective Time	8
1.6	Closing	9
1.7	Effect of Merger	9

ARTICLE II

CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION; DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

2.1	Certificate of Incorporation	9
2.2	The Bylaws	9
2.3	Directors	9
2.4	Officers	10
ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

3.1	Effect on Capital Stock	10
3.2	Dissenting Shares.	10
3.3	Exchange of Certificates	11
3.4	Treatment of Stock Plans	13
3.5	Adjustments to Prevent Dilution	14

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1	Organization, Good Standing and Qualification; Subsidiaries	15
4.2	Corporate Authority; Approval	17
4.3	Governmental Filings; No Violations; Certain Contracts	18
4.4	Capital Structure	18
4.5	Company SEC Reports; Financial Statements; No Undisclosed Liabilities; Anti-Corruption Law	19

i

4.6	Absence of Certain Changes	23
4.7	Compliance with Laws; Permits	23
4.8	Litigation	24
4.9	Service Liability	24
4.10	Broker-Dealer Matters.	24
4.11	Investment Adviser Matters.	26
4.12	Taxes.	27
4.13	Employee Benefits	29
4.14	Properties	31
4.15	Environmental Matters	32
4.16	Labor Matters	33
4.17	Intellectual Property	36
4.18	Privacy of Personal Information	37
4.19	Material Contracts	37
4.20	Insurance	40
4.21	Information Supplied	40
4.22	Affiliate Transactions	41
4.23	Brokers and Finders	41
4.24	Opinion of Financial Advisor	41
4.25	Takeover Statutes; Other Restrictions	41
4.26	No Other Representations or Warranties	41

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

5.1	Organization, Good Standing and Qualification	42
5.2	Corporate Authority	42
5.3	Governmental Filings; No Violations; Etc	42
5.4	Financing	43
5.5	Litigation	43
5.6	Acquisition Sub	43
5.7	Information Supplied	44
5.8	Brokers and Finders	44
5.9	Ownership of Shares	44
5.10	No Vote of Parent Stockholders	44
5.11	No Other Representations or Warranties	44

ARTICLE VI

COVENANTS

6.1	Interim Operations	45
6.2	Acquisition Proposals	48
6.3	Filings; Other Actions; Notification	53
6.4	Access and Reports	55
6.5	Stock Exchange Delisting	55

6.6	Publicity; Communications	55
6.7	Offer Funds	56
6.8	Indemnification; Directors’ and Officers’ Insurance	56
6.9	Takeover Statutes	58
6.10	Stockholder Litigation	58
6.11	Notification	58
6.12	Employee Matters.	59
6.13	Section 16 Matters.	59
6.14	Stockholder Rights Agreement.	60
6.15	Voting Agreement.	60
6.16	Warrant Issuance.	60
6.17	Obligations of Acquisition Sub.	60
6.18	Rule 14d-10 Matters.	60
6.19	Company 2016 Stockholder Meeting.	61

ARTICLE VII

CONDITIONS TO THE MERGER

7.1	Conditions to Each Party’s Obligation to Effect the Merger	61

ARTICLE VIII

TERMINATION

8.1	Termination Upon Consummation of a Partial Acquisition	61
8.2	Termination by Mutual Consent	62
8.3	Termination by Either Parent or the Company	62
8.4	Termination by the Company	62
8.5	Termination by Parent	63
8.6	Effect of Termination	64
8.7	Expenses	67

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1	Non-Survival of Representations, Warranties, Covenants and Agreements.	67
9.2	Modification or Amendment.	68
9.3	Waiver	68
9.4	Counterparts	68
9.5	Governing Law and Venue; Waiver of Jury Trial; Specific Performance	68
9.6	Notices	69
9.7	Entire Agreement	70
9.8	Assignment	71
9.9	No Third Party Beneficiaries	71
9.10	Obligations of Parent and the Company	71

9.11	Severability	71
9.12	Definitions	72
9.13	Interpretation; Construction	72
ANNEX A

DEFINED TERMS		1
ANNEX B

TENDER OFFER CONDITIONS		1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of April 27, 2016, is by and among National Holdings Corporation, a Delaware corporation (the “Company”), Fortress Biotech, Inc., a Delaware corporation (“Parent”), and FBIO Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”).

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth herein, including Annex B, Acquisition Sub shall commence (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) a tender offer (as it may be amended from time to time in accordance with this Agreement, the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.02 per share (the “Shares”), of the Company at a price of $3.25 per Share in cash, net to the seller in cash but subject to any required withholding of Taxes (as defined herein) (such price as it may be amended from time to time in accordance with this Agreement, the “Offer Price”);

WHEREAS, it is proposed that, as soon as practicable following the consummation of the Offer, but only if the Merger Condition (as defined herein) is satisfied, (i) Acquisition Sub will accept the Shares for purchase in the Offer and (ii) Acquisition Sub will, in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”), merge with and into the Company (the “Merger”), pursuant to which each Share, other than (i) Shares directly or indirectly owned by Parent, Acquisition Sub or the Company and (ii) Dissenting Shares (as defined herein), will be converted into the right to receive the Per Share Merger Consideration (as defined herein), and the Company will survive the Merger as a wholly owned subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, to the extent the Merger Condition is satisfied, Parent and the Company intend for the Merger to be effected under Section 251(h) of the DGCL pursuant to the terms of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Acquisition Sub have entered into an agreement, which will become effective as of the Acceptance Time (as defined herein) only if the Merger Condition is not satisfied and the Merger is not effected, that gives Acquisition Sub the right to nominate, in certain circumstances, individuals to the board of directors of the Company and protects the stockholders of the Company who do not tender their Shares into the Offer and remain stockholders of the Company following the consummation of the Offer (the “Stockholder Rights Agreement”);

WHEREAS, (i) a strategic review committee of the board of directors of the Company comprised solely of the independent directors of the board of directors of the Company and (ii) an independent review committee of the board of directors of the Company comprised solely of independent directors of the Company that do not own any Shares (collectively, the “Company Independent Review Committees”) have unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and (b) recommended that the board of directors of the Company remain neutral and make no recommendation to the holders of the Shares as to whether to accept the Offer and tender their Shares pursuant to the Offer;

WHEREAS, the board of directors of the Company, based upon the unanimous recommendation of the Company Independent Review Committees, has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer and, if applicable, the Merger upon the terms and subject to the conditions contained herein, (iii) resolved to remain neutral and make no recommendation to the holders of the Shares as to whether to accept the Offer and tender their Shares pursuant to the Offer (such recommendation, the “Company Recommendation”), (iv) elected that the Merger contemplated hereby, if any, be expressly governed by Section 251(h) of the DGCL, and (v) taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to the Offer, the Merger, this Agreement, the Stockholder Rights Agreement, the Support Agreement (as defined below) and the transactions contemplated hereby and thereby (clauses (i), (ii), (iii), (iv) and (v) together, the “Board Actions”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Acquisition Sub have entered into an agreement with certain stockholders of the Company, pursuant to which each of them has granted a limited irrevocable proxy to Acquisition Sub to vote the Shares beneficially owned by such Persons against any Acquisition Proposal (as defined below) and certain other transactions which would prevent or materially delay the consummation of any of the transactions contemplated by this Agreement (the “Support Agreement”); and

WHEREAS, the Company, Parent and Acquisition Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Article I

The offer and the Merger; Closing; Effective Time

1.1           The Offer.

(a)     Provided that this Agreement shall not have been terminated pursuant to Article VIII, subject to the following sentence, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, as promptly as practicable and in no event later than 30 days after the date FINRA declares the Rule 1017 Application(s) “substantially complete,” with prior notice to the Company, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer; provided, however, if as of such date, FINRA has indicated that it is considering imposing material restrictions or limitations on the Company Broker-Dealers pursuant to NASD Rule 1017 as a result of the transactions contemplated by this Agreement, then Acquisition Sub shall, and Parent shall cause Acquisition Sub to, commence the Offer within five days after the parties have resolved any potential material restrictions or limitations to the reasonable satisfaction of Parent. Each of Parent and Acquisition Sub shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof and thereof. The Offer shall be subject to the satisfaction or waiver (to the extent permitted by this Agreement and under applicable Laws) of the conditions set forth in Annex B (the “Tender Offer Conditions”), and no other conditions. The initial expiration date of the Offer shall be 12:00 midnight (Eastern Time) at the end of the day on the date that is 20 business days after the date on which the Offer was commenced (determined as provided in Rule 14d-1(g)(3) under the Exchange Act) (the initial “Expiration Time” and any expiration time and date established pursuant to an extension of the Offer in accordance with this Agreement, also an Expiration Time). Acquisition Sub expressly reserves the right (i) to increase the Offer Price and (ii) to waive any condition to the Offer (to the extent permitted by this Agreement and under applicable Laws) or modify the terms of the Offer, except that, without the prior written consent of the Company, Acquisition Sub shall not (A) reduce the number of Shares subject to the Offer, (B) reduce the Offer Price, (C) add to the Tender Offer Conditions or amend or modify any Tender Offer Condition in any manner adverse to the holders of Shares, (D) except as otherwise provided in this Section 1.1, extend the Expiration Time, or (E) change the form of consideration payable in the Offer, provided, that nothing in this clause (E) shall limit Acquisition Sub’s ability to provide additional cash consideration in addition to the Offer Price. Notwithstanding the foregoing, (x) Acquisition Sub may, without the consent of the Company, (i) extend the Expiration Time for one or more consecutive increments of not more than 20 business days each (the length of such period to be determined by Parent or Acquisition Sub), if at any otherwise scheduled Expiration Time any Tender Offer Condition has not been satisfied or waived (to the extent permitted by this Agreement and under applicable Laws), (ii) extend the Expiration Time for the minimum period required by any Law or Order, or any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or The NASDAQ Stock Market LLC (“NASDAQ”), in any such case which is applicable to the Offer, or (iii) make available a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act and (y) Acquisition Sub shall (and Parent shall cause Acquisition Sub to) extend the Expiration Time at the request of the Company for one or more consecutive increments of not more than 20 business days (the length of such periods to be determined by Parent giving reasonable consideration to the Company’s request) if at any otherwise scheduled Expiration Time any Tender Offer Condition has not been satisfied or waived (to the extent permitted by this Agreement and under applicable Laws); provided that in the case of any extension of the Expiration Time pursuant to either (x) or (y) above, such extension shall in no event extend the Expiration Time to a time later than, the earlier of (1) the termination of this Agreement in accordance with its terms or (2) the Termination Date.

(b)     On the terms and subject to the conditions of the Offer and this Agreement, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment, and pay for, all Shares that are validly tendered and not withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time (the time and date on which Acquisition Sub irrevocably accepts such Shares for payment, the “Acceptance Time”). Parent shall provide (or cause Acquisition Sub to provide) on a timely basis the funds necessary to purchase any Shares that Acquisition Sub becomes obligated to purchase pursuant to the Offer. For purposes of this Agreement, the term “business day” has the meaning provided in Rule 14d-1(g)(3) under the Exchange Act.

(c)     On the date on which the Offer is commenced, Parent and Acquisition Sub shall file with the SEC, in accordance with Rule 14d-3 and Regulation M-A under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement, if any (such Schedule TO and the documents included therein, together with all amendments, supplements and exhibits thereto, the “Offer Documents”), shall make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act, and shall cause the Offer Documents to be disseminated to holders of Shares as and to the extent required by the United States federal securities Laws and the rules and regulations of the SEC promulgated thereunder (collectively, the “Securities Laws”). Parent and Acquisition Sub shall cause the Offer Documents to comply in all material respects with the Securities Laws. Parent and Acquisition Sub shall deliver copies of the proposed forms of the Offer Documents (including any amendments or supplements thereto) to the Company within a reasonable time prior to the dissemination or filing thereof for review and comment by the Company and its counsel. Parent and Acquisition Sub shall give reasonable and good faith consideration to any reasonable comments made by the Company and its counsel. Parent and Acquisition Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer or the Offer Documents. Each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Securities Laws. Parent and Acquisition Sub shall amend or supplement the Offer Documents and cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by the Securities Laws and subject to the terms and conditions of this Agreement. Parent and Acquisition Sub shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Acquisition Sub or their counsel receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any written or oral responses to such comments. The Company hereby consents to the inclusion in the Offer Documents of a description of the Board Actions and the Company Recommendation as it may be amended or modified, and until but not after it is withdrawn, in each case as permitted by this Agreement. The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Company and its Subsidiaries and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(c). For purposes of this Agreement, the term “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

1.2           Company Actions.

(a)     On the date the initial Offer Documents are first filed with the SEC, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”), which, subject to Section 6.2, shall contain the Company Recommendation and a reasonable description of the other Board Actions. Parent shall cause the Schedule 14D-9 to be disseminated to the holders of Shares along with the Offer Documents, in accordance with Rule 14d-9 under the Exchange Act and the Securities Laws promptly after the commencement of the Offer. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Securities Laws. The Company shall deliver copies of the proposed form of the Schedule 14D-9 (including any amendments or supplements thereto) to Parent within a reasonable time prior to the dissemination or filing thereof for review and comment by Parent and its counsel. The Company shall give reasonable and good faith consideration to any reasonable comments made by Parent and its counsel. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. Each of the Company, Parent and Acquisition Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Securities Laws. The Company shall amend or supplement the Schedule 14D-9 and cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by the Securities Laws. The Company shall provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall give Parent a reasonable opportunity under the circumstances to review and comment on any written or oral responses to such comments. Parent and Acquisition Sub shall promptly furnish to the Company all information concerning Parent, Acquisition Sub and the Offer that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(a).

(b)     In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Parent and Acquisition Sub (i) a list of the names and addresses of the record holders of Shares as well as mailing labels containing such names and addresses and (ii) security position lists, computer files and any other information identifying the beneficial owners of Shares, in each case as of the most recent practicable date which the Company or its transfer agent has in its possession or control or can obtain without unreasonable effort or expense. The Company shall furnish or cause to be furnished to Parent and Acquisition Sub such additional information (including updates to the items provided pursuant to the preceding sentence) and such other assistance as Parent and Acquisition Sub may reasonably request in communicating the Offer to the record and beneficial owners of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and, if applicable, the Merger, Parent and Acquisition Sub and their agents shall hold in confidence the information contained in any such labels, listings and files in accordance with the terms of the Confidentiality Agreement.

1.3          Company Directors.

(a)     Contemporaneously with the execution and delivery of this Agreement, the Company has provided Parent signed, irrevocable letters of resignation from all current members of the board of directors of the Company. These letters of resignation will become effective, if at all, as set forth below:

(i)     if there is a Partial Acquisition and the Merger Condition is not satisfied, only the irrevocable letters of resignation of Richard Abbe, Frederic B. Powers, James Ciocia, Salvatore Giardina, William Lerner, Frank Plimpton, Joshua Silverman and Frederick Wasserman shall automatically become effective upon the Acceptance Time and without any further action required by such directors, the Company, Parent or Acquisition Sub; and

(ii)     if as of the Acceptance Time the Merger Condition has been satisfied, (A) the irrevocable letters of resignation of all the directors of the Company, other than Robert B. Fagenson and Mark Goldwasser (the “Existing Directors”), shall automatically become effective upon the Acceptance Time and without any further action required by such directors, the Company, Parent or Acquisition Sub and (B) the irrevocable letters of resignation from the Existing Directors shall automatically become effective upon the Effective Time and without any further action required by such directors, the Company, Parent or Acquisition Sub.

(b)      Contemporaneously with the execution and delivery of this Agreement, the Company has provided Parent resolutions adopted by the board of directors of the Company:

(i)     in the event of the occurrence of the events set forth in Section 1.3(a)(i), reducing the size of the Board from eleven directors to seven directors effective as of the Acceptance Time by (x) reducing the number of Class I directors who serve until the 2017 annual meeting of stockholders of the Company from five directors to two directors and (z) reducing the number of Class III directors who serve until the 2016 annual meeting of stockholders of the Company from three directors to two directors, which shall automatically become effective upon the Acceptance Time and without any further action required by the board of directors of the Company, the Company, Parent or Acquisition Sub; and

(ii)      in the event of the occurrence of the events set forth in Section 1.3(a)(ii), reducing the size of the Board from eleven directors to five directors effective as of the Acceptance Time by (x) reducing the number of Class I directors who serve until the 2017 annual meeting of stockholders of the Company from five directors to two directors, (y) reducing the number of Class II directors who serve until the 2018 annual meeting of stockholders of the Company from three to two and (z) reducing the number of Class III directors who serve until the 2016 annual meeting of stockholders of the Company from three directors to one director, which shall automatically become effective upon the Acceptance Time and without any further action required by the board of directors of the Company, the Company, Parent or Acquisition Sub; and

(iii)     appointing the five individuals designated by Parent and set forth on Schedule 1.3(b)(iii) to the vacancies created by the resignations of the directors set forth in Section 1.3(a)(i) (after giving effect to the reduction in the size of the board of directors of the Company), which shall automatically become effective only upon the occurrence of the events set forth in Section 1.3(a)(i) and without any further action required by the board of directors of the Company, the Company, Parent or Acquisition Sub;

(iv)     appointing (A) the three individuals designated by Parent and set forth on Schedule 1.3(b)(iv)(A) to the vacancies created by the resignations of the directors set forth in Section 1.3(a)(ii)(A) (after giving effect to the reduction in the size of the board of directors of the Company), which shall automatically become effective only upon the occurrence of the events set forth in Section 1.3(a)(ii)(A) and without any further action required by the board of directors of the Company, the Company, Parent or Acquisition Sub, and (B) the two individuals designated by Parent and set forth on Schedule 1.3(b)(iv)(B) to the vacancies created by the resignations of the Existing Directors (after giving effect to the reduction in the size of the board of directors of the Company), which shall automatically become effective only upon the occurrence of the events set forth in Section 1.3(a)(ii)(B) and without any further action required by the board of directors of the Company, the Company, Parent or Acquisition Sub.

(c)     The Company will, at its expense, take all actions necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Sections 1.3(a) and (b). The Company shall include in the Schedule 14D-9 such information required by Section 14(f) and Rule 14f-1 of the Exchange Act as is necessary to enable Parent’s designees to be elected or appointed to the board of directors of the Company. Parent shall timely furnish to the Company, and be solely responsible for, information with respect to Parent’s designees and Parent’s respective officers, directors and Affiliates to the extent required by Section 14(f) and Rule 14f-1 of the Exchange Act. The provisions of Sections 1.3(a) and (b) are in addition to and shall not limit any rights that any of Parent or Acquisition Sub or any of their respective Affiliates may have as a holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise. As used in this Agreement, the terms “beneficial owner” (and its correlative terms) and “Affiliate” shall have the meanings provided in Rule 13d-3 and Rule 12b-2 under the Exchange Act, respectively.

(d)     Notwithstanding anything in this Agreement to the contrary, following the time any directors designated by Parent are elected or appointed to the board of directors of the Company and prior to the Effective Time, if any, the affirmative vote of a majority of the Existing Directors shall be required to (and such authorization shall constitute the authorization of the board of directors of the Company and no other action on the part of the Company, including any action by any other director of the Company, shall be required to) (i) amend, modify or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company’s rights or remedies under this Agreement, (iii) extend the time for performance of Parent’s or Acquisition Sub’s obligations under this Agreement, or (iv) enforce any obligation of Parent or Acquisition Sub under this Agreement.

(e)     Subject to applicable Law, the Company shall take all reasonable action to ensure that the board of directors of the Company from the date hereof until the Acceptance Time shall consist of the directors of the Company as of immediately prior to the date hereof; provided, however, the Company shall not be required to take any action to prevent a director from resigning or to induce a director to stand for re-election. The board of directors of the Company may appoint or nominate new directors to fill any vacancies. Notwithstanding the preceding two sentences, if any Person is appointed or elected to the board of directors of the Company after the date hereof and prior to the Acceptance Time (a “New Director”), the Company shall take all necessary action prior to the Acceptance Time to obtain from such New Director an irrevocable resignation letter in the form signed by the members of the board of directors of the Company pursuant to Section 1.3(a), which shall automatically become effective at the time the New Director’s predecessor’s resignation from the board of directors of the Company would have become effective under Section 1.3(a) and without any further action required by the New Director, the Company, Parent or Acquisition Sub, and appoint the individual designated by Parent prior to the Acceptance Time to the vacancy created by the resignation of the New Director, which shall automatically become effective at the time the appointment of the individual designated by Parent to the vacancy created by the New Director’s predecessor’s resignation from the board of directors of the Company would have become effective under Section 1.3(a) and without any further action required by the New Director, the Company, Parent or Acquisition Sub.

1.4         The Merger. Upon the terms and subject to the conditions set forth in this Agreement (including the Merger Condition), and in accordance with the applicable provisions of the DGCL, at the Effective Time, if any, Acquisition Sub shall be merged with and into the Company and the separate corporate existence of Acquisition Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger, if any, under the DGCL (sometimes hereinafter referred to as the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall be a wholly-owned Subsidiary of Parent. The Merger, if any, will be effected pursuant to Section 251(h) of the DGCL and shall be effected on the Closing Date without a meeting of stockholders of the Company in accordance with Section 251(h) of the DGCL; provided that if, notwithstanding such express election to cause the Merger, if any, to be governed by Section 251(h) of the DGCL, the Merger, if any, may not be effected pursuant to Section 251(h) of the DGCL for any reason, then the parties hereto shall take all actions necessary to cause the consummation of the Merger, if any, as promptly as practicable following the Acceptance Time in a manner that is not adverse to the stockholders of the Company.

1.5         Effective Time. Upon the terms and subject to the conditions set forth in this Agreement (including the Merger Condition), concurrently with the Closing, the Company and Parent shall cause a certificate of merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the Company and Parent in writing, being the “Effective Time”) and shall make all other filings or recordings required under the DGCL (if any).

1.6         Closing. The consummation of the Merger, if any, shall take place (the “Closing”) at the offices of Alston & Bird LLP, 90 Park Avenue, 15th Floor, New York, NY 10016, at 10:00 a.m. (Eastern Time) on a date to be specified by the parties hereto, as promptly as practicable following the Acceptance Time, and in any case no later than the second business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied only at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or at such other place or on such other date and time as Parent and the Company may mutually agree upon in writing (the date on which the Closing occurs, the “Closing Date”).

1.7         Effect of Merger. At the Effective Time, if any, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, if any, all of the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Article II

Certificate of incorporation and ByLaws
of the Surviving Corporation; DIRECTORS AND OFFICERS OF THE

SURVIVING CORPORATION

2.1         Certificate of Incorporation. At the Effective Time, if any, the certificate of incorporation of the Company, as amended, shall be amended and restated in its entirety to read the same as the certificate of incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “National Holdings Corporation” and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), subject to Section 6.8, until thereafter amended as provided therein or in accordance with applicable Law.

2.2         The Bylaws. At the Effective Time, if any, the bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or in accordance with applicable Law.

2.3         Directors. At the Effective Time, if any, the directors of Acquisition Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

2.4         Officers. At the Effective Time, if any, the officers of the Company (other than such officers who Parent and the Company mutually determine shall not remain officers of the Surviving Corporation) immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

Article III

Effect of the Merger on Capital Stock;
Exchange of Certificates

3.1          Effect on Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, if any, by virtue of the Merger and without any action on the part of the holder of any capital stock of the Company, Parent or Acquisition Sub:

(a)     Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Acquisition Sub or any other direct or indirect wholly owned Subsidiary of Parent, (ii) Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company and (iii) any Shares the holder of which has (A) demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such Shares in accordance with Section 262 of the DGCL and (B) as of the Effective Time, has not effectively withdrawn or lost such Dissenters’ Rights (“Dissenting Shares”) (each of such Shares described in clauses (i), (ii) and (iii), an “Excluded Share” and collectively, the “Excluded Shares”) shall be converted into the right to receive an amount in cash equal to the Offer Price (the “Per Share Merger Consideration”), without interest thereon. At the Effective Time, if any, all of the Shares (other than the Excluded Shares) shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and thereafter any Shares represented by a certificate or certificates (the “Certificates”) and any uncertificated Shares represented by book-entry (the “Book-Entry Shares”) (in each case, other than the Excluded Shares) shall represent only the right to receive the Per Share Merger Consideration.

(b)     Treatment of Excluded Shares. Each Excluded Share shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding and automatically be cancelled without payment of any consideration therefor, subject to any rights the holder thereof may have under Section 3.2.

(c)     Capital Stock of Acquisition Sub. At the Effective Time, each share of common stock, par value $0.001 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

3.2          Dissenting Shares.

(a)     Notwithstanding anything in this Agreement to the contrary, each Dissenting Share shall not be converted into or represent a right to receive the Per Share Merger Consideration, but the holder thereof, if such holder complies in all respects with Section 262 of the DGCL (the “Dissenters’ Rights”), shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the Dissenters’ Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters’ Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Per Share Merger Consideration, without interest thereon and subject to any applicable withholding Taxes specified in Section 3.3(f).

(b)     The Company shall serve prompt notice to Parent and its counsel of any demands, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company for Dissenters’ Rights with respect to any Shares, and Parent shall have the right to participate in, and direct (provided, that such direction may not result in a binding obligation on the part of the Company that is effective prior to the Effective Time), all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

3.3          Exchange of Certificates.

(a)     Paying Agent. Prior to the Closing, if any, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the paying agent for the Merger (the “Paying Agent”). At or immediately following the Closing, if any, Parent shall deposit, or shall cause to be deposited, with the Paying Agent for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 3.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America. Any interest and other income resulting from such investments shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.1(a) shall be promptly returned to Parent.

(b)     Exchange Procedures. Promptly after the Effective Time, if any, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (or, in the case of “street-holders,” deliver to the Depository Trust Company) as of immediately prior to the Effective Time (other than holders of Excluded Shares) (i) a letter of transmittal in customary form, reasonably acceptable to the parties hereto, specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.3(e)) or Book-Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.3(e)) or Book-Entry Shares in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.3(e)) or Book-Entry Shares to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate or Book-Entry Shares shall solely be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 3.3(f)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.3(e)) or Book-Entry Shares multiplied by (y) the Per Share Merger Consideration, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check or wire (pursuant to instructions set forth in the letter of transmittal) for any cash to be exchanged upon due surrender of the Certificate or Book-Entry Shares may be issued to such transferee if the Certificate or Book-Entry Shares formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c)     Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer, such Certificates or Book-Entry Shares shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article III.

(d)     Termination of Exchange Fund; No Liability. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for one year after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 3.3(f)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.3(e)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount delivered to any Governmental Entity pursuant to and in compliance with applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e)     Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount and upon such reasonable terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check or wire (pursuant to instructions set forth in the letter of transmittal) in the amount (after giving effect to any required Tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f)     FIRPTA; Withholding Rights. The Company shall use its reasonable best efforts to cause to be delivered to Parent at the Closing a certificate, substantially in the form provided for in Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations, establishing that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and has not been such a United States real property holding corporation within the five year period ending on the Closing Date, and a copy of notice provided to the Internal Revenue Service (“IRS”) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury regulations. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it reasonably determines in good faith it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

(g)     No Further Ownership Rights in Shares. The Per Share Merger Consideration paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or to such Book-Entry Shares.

3.4          Treatment of Stock Plans.

(a)     Treatment of Options. If the Merger Condition has been satisfied, after the Acceptance Time but prior to, and effective as of, the Effective Time, the Company shall take all necessary action to accelerate the vesting of each outstanding option to purchase Shares under the Stock Plans (each, a “Company Option”), that is outstanding as of immediately prior to the Effective Time in accordance with the terms of the Stock Plans. Notwithstanding the foregoing, (i) in the event that Mark Goldwasser does not consent to the termination, pursuant to this Section 3.4(a), of the outstanding Company Options issued to him on July 1, 2008 and June 20, 2013, then such Company Options shall be treated as provided in Section 3.4(b), (ii) in the event that Michael Ryan does not consent to the termination, pursuant to this Section 3.4(a), of the outstanding Company Options issued to him on October 15, 2013, then such Company Options shall be treated as provided in Section 3.4(b), (iii) in the event that Frank Plimpton does not consent to the termination, pursuant to this Section 3.4(a), of the outstanding Company Options issued to him on December 17, 2012, then such Company Options shall be treated as provided in Section 3.4(b), (iv) in the event that Peter Zurkow does not consent to the termination, pursuant to this Section 3.4(a), of the outstanding Company Options issued to him on December 17, 2012, then such Company Options shall be treated as provided in Section 3.4(b), and (v) in the event that Salvatore Giardina does not consent to the termination, pursuant to this Section 3.4(a), of the outstanding Company Options issued to him on December 17, 2012, then such Company Options shall be treated as provided in Section 3.4(b) (any such non-consented Options are referred to collectively as the “Assumed Options”). At the Effective Time, if any, each outstanding Company Option, vested or unvested, other than the Assumed Options, shall be cancelled and converted into the right to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less applicable Taxes required to be withheld with respect to such payment as provided in Section 3.3(f). In the event that the exercise price per Share under any Company Option, as adjusted, other than the Assumed Options, is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect.

(b)     Treatment of Assumed Options. At the Effective Time, if any, each outstanding Assumed Option, vested or unvested, shall be converted into and become options to purchase shares of Parent common stock, par value $0.001 per share (“Parent Common Stock”), and Parent shall assume each Assumed Option, in accordance with the terms of the Stock Plan and award agreement by which it is evidenced, except that (i) each Assumed Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to such Assumed Option shall be equal to the number of shares of Company Common Stock subject to such Assumed Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding down to the nearest share, and (iii) the per share exercise price of such Assumed Option shall be adjusted by dividing the per share exercise price of such Assumed Option by the Exchange Ratio and rounding up to the nearest cent. For purposes of this Agreement, the term “Exchange Ratio” shall mean the quotient obtained by dividing the Per Share Merger Consideration by the fair market value per share of Parent Common Stock immediately prior to the Effective Time, as determined by the board of directors of Parent in its sole discretion. Notwithstanding the foregoing, the method of adjusting each Assumed Option shall comply with the requirements of Code Section 409A and the regulations promulgated thereunder, as not to constitute a modification of such Assumed Option that would cause the Assumed Option to violate Code Section 409A.

(c)     Corporate Actions. If the Merger Condition has been satisfied, at or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 3.4(a). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company, Parent or the Surviving Corporation to any Person pursuant to or in settlement of Company Options or otherwise, other than the Assumed Options.

3.5     Adjustments to Prevent Dilution. In the event that, between the date of this Agreement and the Effective Time, if any, the number of issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares changes as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Offer Price and the Per Share Merger Consideration shall be equitably adjusted to provide to Parent and the holders of Shares the same economic effect as contemplated by Article III prior to such change; provided that nothing in this Section 3.5 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Article IV

Representations and Warranties of the company

Except as (i) set forth in the corresponding sections or subsections of the disclosure schedule delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Schedule”) or (ii) as disclosed in the Company SEC Reports filed with the SEC since September 30, 2015 but at least two business days prior to the date of this Agreement, the relevance of which disclosure is reasonably apparent in the Company SEC Reports (excluding, in the case of this clause (ii), any disclosures set forth in any section entitled “Risk Factors” or “ Cautionary Statement Relevant to Forward Looking Statements” or in any other section to the extent they are forward-looking statements or cautionary, nonspecific, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Acquisition Sub that:

4.1          Organization, Good Standing and Qualification; Subsidiaries.

(a)     The Company is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing, except where the failure to be so organized, qualified, licensed or in good standing, or to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s certificate of incorporation and bylaws, each as amended as of the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in material violation of any provisions of its respective certificate of incorporation, bylaws or other similar governing documents. Section 4.1(a) of the Company Disclosure Schedule contains a correct and complete list of each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business. For purposes of this Agreement, the term “Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that has a material adverse effect on (a) the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole provided, that none of the following, in and of itself or themselves, shall constitute a Material Adverse Effect: (A) effects resulting from changes in the economy, political conditions or credit, financial, or capital markets generally in the United States or elsewhere in the world (including changes in interest rates and equity prices); (B) effects resulting from events, circumstances, changes, effects, developments, conditions or occurrences generally affecting the industries in which the Company and its Subsidiaries operate; (C) effects resulting from changes announced or effective with respect to United States generally accepted accounting principles (“GAAP”) or rules and policies of the Public Company Accounting Oversight Board or changes in applicable Law or changes in interpretations of applicable Law or any changes in, or issuance of any administrative or judicial notice, decision or other guidance with respect to, the interpretation or enforcement of any of the foregoing; (D) effects resulting from (i) any failure by the Company to meet any internal or public projections, forecasts or estimates of revenues, earnings, cash flow or cash position by the Company or analysts or (ii) change in the market value or trading volume of Shares for any period ending on or after the date of this Agreement; (E) effects directly resulting from the public announcement or pendency of the Offer, the Merger or the other transactions contemplated by this Agreement; (F) any effect relating to any action taken, or not taken, by the Company with Parent’s consent or contemplated expressly by this Agreement; (G) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism or pandemics, earthquakes, hurricanes, tornados, drought or other natural disasters; and (H) any Action arising from or relating to this Agreement or the transactions contemplated hereby (except as it relates to any breach or violation of this Agreement by the Company), including any notice that NASDAQ has commenced or threatened to commence any Actions to delist the Shares listed on the NASDAQ or impose any conditions on the Company solely as a result of the Offer, the Merger or the other transactions contemplated by this Agreement; provided, further, that the exception in clause (D) shall not prevent or otherwise affect any event, circumstance, change, effect, development, condition or occurrence underlying such failure from being taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur; provided, further, that, with respect to clauses (A), (B) and (C), effects resulting from any change, event, circumstance or development that (i) primarily relates to (or has the effect of primarily relating to) the Company and its Subsidiaries or (ii) has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries compared to other companies operating in the Company’s geographic markets in the industries in which the Company and its Subsidiaries operate shall be considered for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur or (b) the ability of the Company to consummate the transactions contemplated by this Agreement.

(b)     Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing, except where the failure to be so organized, qualified, licensed or in good standing, or to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of each of its Subsidiaries’ certificate of incorporation and bylaws (or comparable organizational documents), each as amended as of the date of this Agreement, and each as so delivered is in full force and effect. None of the Company’s Subsidiaries is in material violation of any provisions of its respective certificate of incorporation, bylaws or other similar governing documents. Section 4.1(b) of the Company Disclosure Schedule contains a correct and complete list of each jurisdiction where the Company’s Subsidiaries are organized and qualified to do business.

(c)     Section 4.1(c) of the Company Disclosure Schedule sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person (other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such Person and other than securities inventory held in the ordinary course of business of the Company Broker-Dealers). Each of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries and each share of capital stock or other equity interests set forth on Section 4.1(b) of the Company Disclosure Schedule, are duly authorized, validly issued, fully paid and nonassessable and owned free and clear of any lien, charge, pledge, security interest, claim or other Encumbrance (each, a “Lien”) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Acceptance Time or the Effective Time in substantially the same manner such business is conducted on the date hereof. The Company does not own, directly or indirectly, any voting interest in any Person that would require an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) in connection with the transactions contemplated hereby.

4.2         Corporate Authority; Approval. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby, including the Offer and the Merger, other than in the case of the Merger the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Acquisition Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”). The board of directors of the Company has duly and unanimously adopted resolutions, which have not subsequently been rescinded or modified in any way, adopting the Board Actions. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of Company capital stock that, absent Section 251(h) of the DGCL, would be necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt, approve or authorize this Agreement and consummate the Merger and the other transactions contemplated hereby in their capacity as stockholders of the Company.

4.3          Governmental Filings; No Violations; Certain Contracts.

(a)     No notices, reports, filings consents, waivers, registrations, approvals, orders, permits or authorizations (each an “Approval”) are, as applicable required to be made or obtained by the Company from, any federal, state, local, multinational or foreign governmental, administrative or regulatory (including stock exchange and FINRA) authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Offer, the Merger and the other transactions contemplated hereby, other than (i) any Approvals required (A) under applicable requirements of the Exchange Act (including filing of the Schedule 14D-9 and any amendments thereto in connection with the Offer and Current Reports on Form 8-K related to matters contemplated thereby), (B) under applicable requirements of NASDAQ, (C) under applicable Antitrust Laws or (D) by Financial Industry Regulatory Authority, Inc. (“FINRA”) pursuant to NASD Rule 1017, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iii) the filing of the Warrant Registration Statement with the SEC and (iv) such other Approvals which the failure to make or obtain, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)     The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the similar governing documents of any of its Subsidiaries, (ii) assuming that the Approvals referred to in Section 4.3(a) and the consents set forth on Section 4.3(b) of the Company Disclosure Schedule are duly obtained or made, with or without notice, lapse of time or both, a material breach or violation of, any Law to which the Company or any of its Subsidiaries is subject or (iii) with or without notice, lapse of time or both, a breach or violation of, a termination, cancellation or modification (or provide a right of termination, cancellation or modification) or default under, the payment of additional fees, the creation, change or acceleration of any rights or obligations under, any requirement to provide notice to, or require consent or approval from, the other party thereto, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries, in each case, pursuant to any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, termination, default, creation, acceleration or change that individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

4.4          Capital Structure.

(a)     The authorized capital stock of the Company consists of 160,000,000 shares comprising (i) 150,000,000 Shares and (ii) 10,000,000 shares of preferred stock, par value $0.02 per share, of which the Company has designated 50,000 shares of Series A Preferred Stock, 34,500 shares of Series C Preferred Stock, 100,000 shares of Series D Preferred Stock and 200,000 shares of Series E Preferred Stock (the “Preferred Shares”). At the close of business on April 26, 2016 (i) 12,446,365 Shares are issued and outstanding, (ii) (A) 1,206,500 Shares are reserved for issuance upon or otherwise deliverable in connection with the exercise of outstanding Company Options under the Company’s 2013 Omnibus Incentive Plan, as amended, and (B) 118,000 Shares are reserved for issuance upon or otherwise deliverable in connection with the exercise of outstanding Company Options under the Company’s 2008 Stock Option Plan (collectively, as amended, the “Stock Plans”) and (iii) no Preferred Shares were outstanding. Section 4.4(a) of the Company Disclosure Schedule contains a correct and complete list of Company Options, including the holder, date of grant, term, number of Shares underlying such security and, where applicable, exercise price and vesting schedule. All of the issued and outstanding Shares are, and all Shares that may be issued pursuant to the exercise of the Company Options in accordance with the terms and provisions thereof will be, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive or similar rights. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable, exchangeable or redeemable for securities having the right to vote (“Voting Debt”)) with the stockholders of the Company on any matter.

(b)     Subject to outstanding Company Options under the Stock Plans, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, transfer, redeem, acquire, or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights (or other economic or voting rights equivalent to an equity interest) are authorized, issued or outstanding. There are no stockholders agreements, voting trusts or other agreements or understandings relating to voting or disposition of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to, any shares of capital stock or other securities of the Company or any of its Subsidiaries or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a member of the board of directors of the Company or any of its Subsidiaries. The Company is not party to any agreement granting registration rights to any Person.

(c)     The Company does not have a “poison pill” or similar stockholder rights plan.

(d)     Each Company Option (i) has an exercise price per Share equal to or greater than the fair market value of a Share on the effective date of such grant, (ii) has a grant date identical to the grant date approved by the Company’s board of directors or compensation committee, which is either the date on which the Company Option was awarded or a later date specified by the Company’s board of directors or compensation committee, and (iii) complies with, or is exempt from, Section 409A of the Code.

4.5          Company SEC Reports; Financial Statements; No Undisclosed Liabilities; Anti-Corruption Law.

(a)     Since October 1, 2013, the Company has filed or furnished, as applicable, on a timely basis, all forms, documents, statements, schedules, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (the forms, documents, statements, schedules, certifications, reports and documents filed or furnished since October 1, 2013 and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company SEC Reports”). No Subsidiary of the Company is required to file, or files, any form, report or other document with the SEC. Each of the Company SEC Reports, as of the respective date of its filing or being furnished complied (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing) or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company SEC Reports. As of their respective dates of filing (and, in the case of any Company SEC Report that is a registration statement, as of its effective date) (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), the Company SEC Reports did not, and any Company SEC Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)     The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. Except as permitted by the Exchange Act, including Section 13(k)(2) and Section 13(k)(3) thereof or the rules of the SEC, since October 1, 2013, neither the Company nor any of its Affiliates has made, arranged or modified any extensions of credit in the form of a personal loan to any executive officer or director of the Company or any of their respective Affiliates.

(c)     The Company has established and maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to provide reasonable assurance to ensure that information required to be disclosed by the Company in the reports that it is required to file or submit, or files or submits, under the Securities Act and the Exchange Act are recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any “significant deficiencies” (as defined by the Public Company Accounting Oversight Board) in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d)     Each of the consolidated financial statements included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) (the “Company Financial Statements”) (i) complies in all material respects with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act, (ii) has been prepared in accordance with GAAP applied, in all material respects, on a consistent basis during the periods involved (except as may be indicated in the Company Financial Statements or in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure) and (iii) fairly presents, or, in the case of any Company Financial Statements filed after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its Subsidiaries as of the date and for the periods referred to in the Company Financial Statements. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC after October 1, 2013 was accompanied by the certificates required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certificate, such certificate was true and accurate and complied in all material respects with the Sarbanes-Oxley Act.

(e)     Since October 1, 2013 through the date of this Agreement, to the knowledge of the Company (i) neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor or accountant of the Company or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, that the Company or its Subsidiaries have engaged in illegal or fraudulent accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the board of directors of the Company or any committee thereof or to any director or officer of the Company any evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation, relating to periods since October 1, 2013, by the Company or any of its officers, directors, employees or agents. As of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company. As used in this Agreement, the term “knowledge” when used in the phrases “to the knowledge of the Company,” “the Company’s knowledge,” “of which the Company has knowledge” or “the Company has no knowledge” shall mean the actual knowledge of the individuals listed on Section 4.5(e) of the Company Disclosure Schedule, after such individual has made reasonable inquiry, it being understood and agreed that discussions with direct reports and a review of one’s files shall constitute reasonable inquiry.

(f)     There are no outstanding or unresolved comments from any comment letters received by the Company from the SEC relating to any of the Company SEC Reports. To the knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC. None of the Company SEC Reports is the subject of any confidential treatment request by the Company.

(g)     There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent required to be disclosed on a balance sheet prepared in accordance with GAAP, except for (i) liabilities or obligations disclosed and provided for in the balance sheets for the fiscal year ended September 30, 2015 or for the quarter ended December 31, 2015 (the “Balance Sheet Date”) that are included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred pursuant to the terms of this Agreement, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2013, (iv) liabilities for performance of obligations of the Company or any of its Subsidiaries under Contracts binding upon the Company or any of its Subsidiaries (other than resulting from any breach or acceleration thereof) provided or made available to Parent prior to the date of this Agreement, and (v) liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(h)     Neither the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to, (i) any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act)), and including similar collaboration, participation or off-set arrangements or obligations, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports or the Company Financial Statements, or (ii) any Contract relating to any transaction or relationship with, or ownership or other economic interest in, any variable interest entity. Section 4.5(h) of the Company Disclosure Schedules sets forth a list of all outstanding debt for money borrowed, the applicable lender, interest rate and the applicable payment dates, except for obligations issued, undertaken or assumed as the deferred purchase price of property or services, including any operating lease or capital lease, that do not exceed $50,000 in the aggregate.

(i)     The conduct of the business of the Company and its Subsidiaries, as presently conducted and as conducted at all times prior to the date hereof, does not require the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their respective officers or employees, except for the Company Investment Adviser, to be registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) or as an investment adviser or investment adviser representative or agent under the Laws of any Governmental Entity.

(j)     Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer or Representative of the Company or any of its Subsidiaries has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither the Company nor any of its Subsidiaries has received any written communication that alleges that the Company or any of its Subsidiaries, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law. As used in this Agreement, the term “Anti-Corruption Law” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction. The Company has made available to Parent true, correct and complete copies as in effect as of the date hereof of (i) policies of the Company and its Subsidiaries reasonably designed to avoid corruption, bribery, money laundering, political contributions or unlawful payments or gifts to government officials, (ii) personal securities trading policies of the Company and its Subsidiaries and (iii) codes of conduct and ethics of the Company and its Subsidiaries.

4.6          Absence of Certain Changes. Since September 30, 2015, (a) the Company and each of its Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice except in connection with the transactions contemplated hereby, (b) neither the Company nor any of its Subsidiaries has taken any action that would have been prohibited by Section 6.1(a) if taken from and after the date of this Agreement and (c) there has not been any Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, has or would reasonably be expected to have a Material Adverse Effect.

4.7          Compliance with Laws; Permits.

(a)     Since September 30, 2012, the Company and each of its Subsidiaries is and have been in compliance in all material respects with all federal, state, local, municipal, multinational or foreign law, statute, constitution or ordinance, common law, or any rule, regulation, directive, treaty, policy, standard, Judgment or agency requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (collectively, “Laws”) applicable to the Company and its Subsidiaries and each of their properties and assets (including the ownership and maintenance of all its assets). No investigation, audit or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or any of their assets is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity notified the Company of its intention to conduct the same. As of the date of this Agreement, no material change is required in the Company’s or in any of its Subsidiaries’ processes, properties, assets or procedures in connection with any applicable Laws, and, since September 30, 2012, the Company has not received any notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date of this Agreement.

(b)     Neither the Company nor any director, officer, other employee or agent of the Company has violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar foreign Law. Since September 30, 2012, neither the Company nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law.

(c)     The Company and its Subsidiaries hold all material governmental registrations, applications, licenses, requests for approvals, authorizations, permits, consents, approvals, clearances, variances, exemptions, orders and other regulatory authorizations necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”). The Company and each of its Subsidiaries are in material compliance with the terms of the Company Permits. Since September 30, 2012, the Company has not received any written notice or, to the knowledge of the Company, other communication of any material noncompliance with any material Company Permit that has not been cured as of the date of this Agreement.

4.8          Litigation. There are no civil, criminal or administrative actions, suits, claims, oppositions, disputes, litigations, objections, hearings, arbitrations, mediations, investigations, review, audit, complaint, charge, governmental inquiry or other proceedings, in each case, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel (“Actions”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or related to any of their properties or assets, or any officer, director or employee of the Company or any of its Subsidiaries in such capacity before any Governmental Entity, which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, Order, writ, injunction, decree, award, stipulation or settlement (“Judgment”) of any Governmental Entity which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

4.9          Service Liability. Neither the Company nor any of its Subsidiaries (a) has any material liability to any customer or client for any service provided by the Company or any of its Subsidiaries prior to the date hereof, and (b) has any material liability arising out of any services provided, and to the knowledge of the Company no Actions are pending with respect to any services provided, by or on behalf of the Company or any of its Subsidiaries.

4.10         Broker-Dealer Matters.

(a)     Each of the Company’s broker-dealer Subsidiaries, which are identified on Section 4.1(c) of the Company Disclosure Schedule (the “Company Broker-Dealers”) is duly registered under the Exchange Act as a broker-dealer with the SEC, and is, and at all times since January 1, 2014 has been, in compliance in all material respects with the applicable provisions of the Exchange Act applicable to broker-dealers. Neither the Company nor any of its Subsidiaries other than the Company Broker-Dealers is a registered broker-dealer. To the extent required, each of the Company Broker-Dealers is a member organization in good standing of (i) any “self regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market (collectively, a “SRO”), and is in compliance in all material respects with all applicable rules and regulations of any such SRO of which it is a member or which otherwise has authority over it. Each of the Company Broker-Dealers, and, to the knowledge of the Company, any of their respective “associated persons” (as defined in Section 3(a)(18) of the Exchange Act) required to be registered, licensed or qualified as such in any capacity, is duly registered, licensed and/or qualified as a broker-dealer or associated person of a broker-dealer under, and in compliance in all material respects with, the Laws of all jurisdictions in which it is required to be so registered, licensed and/or qualified and each such registration, license and/or qualification is in full force and effect. There is no Action pending or, to the knowledge of the Company, threatened that would reasonably be expected to lead to the revocation, withdrawal, cancellation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and/or qualifications.

(b)     Neither the Company Broker-Dealers nor, to the knowledge of the Company, any of their respective officers, directors, employees or registered representatives or associated persons is the subject of any material Action which is currently required to be disclosed on SEC Form BD, SEC Form U4 or SEC Form U5 except as disclosed therein, and no such Action is pending or, to the knowledge of Company, threatened.

(c)     None of the Company Broker-Dealers nor any of their respective directors, officers, employees or “associated persons,” (i) is or has been deemed by the SEC to be ineligible to serve as a broker-dealer or an “associated person” of a broker-dealer under Section 15(b) of the Exchange Act, (ii) is subject to a “statutory disqualification” (as such term is defined in Section 3(a)(39) of the Exchange Act), (iii) is subject to a disqualification (including, but not limited to, any finding, order, judgment or decree by any court of competent jurisdiction or Governmental Entity) that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of the Company or any of its Subsidiaries as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (iv) there is no investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its “associated persons,” whether formal or informal, that is reasonably likely to result in any such person being deemed ineligible as described in clause (i), subject to a statutory disqualification as described in clause (ii) or subject to a disqualification as described in clause (iii).

(d)     Each of the Company Broker-Dealers is in compliance with all applicable regulatory net capital requirements and no distribution of cash is required to be made by such Company Broker-Dealer that will result in it not being in compliance with applicable regulatory net capital requirements. Each of the Company Broker-Dealers is in compliance in all material respects with all applicable regulatory requirements regarding the possession, control and safekeeping of customer or client funds, securities and other assets, except for noncompliance that would not result in costs exceeding $50,000 net of insurance.

(e)     For each of the Company Broker-Dealers, the Company has made available to Parent true, correct and complete copies of the Company Broker-Dealers’ Uniform Applications for Broker-Dealer Registration on Form BD filed since January 1, 2014, reflecting all amendments thereto filed with the Central Registration Depository of FINRA prior to the date of this Agreement (a “Company Form BD”) and a true, correct and complete copy of each other registration and report filed by the Company Broker-Dealers with any Governmental Entity or SRO since January 1, 2014, and will deliver or make available to Parent such forms, registrations and reports as are filed from and after the date hereof and prior to the Effective Time. Each Company Form BD and the Company Broker-Dealers’ other registrations, forms, and other reports filed with any Governmental Entity or SRO since January 1, 2014 complied in all material respects at the time of filing with the applicable requirements of the Exchange Act and applicable Law.

(f)     None of the Company nor any of its Subsidiaries is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or futures or swaps introducing broker under any Laws.

4.11         Investment Adviser Matters.

(a)     The Company’s investment advisory Subsidiary, which is identified on Section 4.1(c) of the Company Disclosure Schedule (the “Company Investment Adviser”) is duly registered under the Advisers Act as an investment adviser with the SEC, and is in compliance in all material respects with the applicable provisions of the Advisers Act. Neither the Company nor any of its Subsidiaries, other than the Company Investment Adviser, is a registered investment adviser, is required by the Advisers Act to be registered as an investment adviser thereunder or is required under the Laws of any state or other jurisdiction to be registered as an investment adviser. To the extent the Company or any of its Subsidiaries relies on (or has relied on) any statutory or regulatory exemption to avoid registration as an investment adviser with any Governmental Entity, the Company or its Subsidiary has taken all actions required pursuant to applicable Laws to claim and maintain such exemption.

(b)     The Company Investment Adviser is duly registered, licensed and/or qualified as an investment adviser under, and in compliance in all material respects with, the Laws of all jurisdictions in which it is required to be so registered, licensed and/or qualified and each such registration, license and/or qualification is in full force and effect. There is no Action pending or, to the knowledge of the Company, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and/or qualifications.

(c)     None of the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, officers, employees or “associated persons,” (i) is or has been disqualified by the SEC to serve as an investment adviser or an “associated person” of an investment adviser (as that term is defined in Section 202(a)(17) of the Advisers Act) under Section 203 of the Advisers Act, or (ii) is subject to a disqualification (including, but not limited to, any order, judgment or decree by any court of competent jurisdiction or Governmental Entity) that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of the Company or any of its Subsidiaries as an investment adviser under Section 203 of the Advisers Act, and (iii) there is no investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its “associated persons,” whether formal or informal, that is reasonably likely to result in any such person being deemed ineligible as described in clause (i) or subject to a disqualification as described in clause (ii).

(d)     The Company Investment Adviser is in material compliance with all applicable regulatory requirements regarding the custody of funds and securities of clients of such Company Investment Adviser.

(e)     With respect to the Company Investment Adviser, the Company has made available to Parent true, correct and complete copies of the Company Investment Adviser’s Uniform Application for Investment Adviser Registration on Form ADV filed since January 1, 2014, reflecting all amendments thereto filed with the SEC’s Investment Adviser Registration Depository (IARD) prior to the date of this Agreement (a “Company Form ADV”) and a true, correct and complete copy of each other registration, report and material correspondence filed by the Company Investment Adviser with any Governmental Entity since January 1, 2014 (other than any such registrations, reports or material correspondence on Form 13F that are filed publicly with the SEC) and will deliver or make available to Parent such forms, registrations and reports as are filed from and after the date hereof and prior to the Effective Time (other than any such registrations or reports on Form 13F that are filed publicly with the SEC). Each Company Form ADV and the Company Investment Adviser’s other registrations, forms, and other reports filed with any Governmental Entity since January 1, 2014 complied in all material respects at the time of filing with the applicable requirements of the Exchange Act and applicable Law.

4.12         Taxes.

(a)     The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all United States federal income Tax Returns and all other material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete in all material respects; (ii) have paid all Taxes whether or not shown as due on such filed Tax Returns for which the due dates have passed and have withheld all amounts that the Company or any of its Subsidiaries have been obligated to withhold from amounts owing to any employee, creditor or other third party, except with respect to matters contested in good faith for which adequate reserves under GAAP have been established; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b)     Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before September 30, 2015 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company SEC Reports filed on or prior to the date of this Agreement.

(c)     There are not any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect and are not disclosed or provided for in the Company SEC Reports.

(d)     No jurisdiction (whether within or without the United States) in which the Company or any of its Subsidiaries has not filed a Tax Return has proposed or asserted that the Company or any of its Subsidiaries is required to file such Tax Return in such jurisdiction.

(e)     As of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters.

(f)     The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended September 30, 2013 and September 30, 2014. The Tax Returns of the Company and its Subsidiaries have been examined by the relevant taxing authority for the years detailed on Section 4.12(f) of the Company Disclosure Schedule.

(g)     The Company and its Subsidiaries have complied in all respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign Tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws.

(h)     Neither the Company nor its Subsidiaries has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign income Tax Law) by reason of a change in accounting method or otherwise.

(i)     Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations with the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than a group of which the Company or any of its Subsidiaries is or was the common parent) or (ii) has any liability for Taxes of another Person (other than the Company or its Subsidiaries) under Treasury Regulation sections 1.1502-6, 1.1502-78 (or similar provisions of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(j)     Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(k)     Neither the Company nor any of its Subsidiaries has engaged in any transaction that is the same as a transaction which is a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) (including any transaction which the IRS has determined to be a “listed transaction” for purposes of 1.6011-4(b)(2)).

(l)     Neither the Company nor any of Subsidiaries has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties under Section 6662(d) of the Code or any comparable provision of state, foreign or local law.

(m)     Neither the Company nor any of its Subsidiaries has participated in any “tax amnesty” or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to Tax.

(n)     The Company and its Subsidiaries have maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Code Sections 482 and 6662 and the Treasury Regulations promulgated thereunder and any comparable provision of any Law.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, net worth, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding (including backup withholding), excise, production, value added, goods and services, occupancy, transfer and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

4.13         Employee Benefits.

(a)     Section 4.13(a) of the Company Disclosure Schedule contains a true and complete list of each Company Benefit Plan currently or previously adopted, maintained, sponsored in whole or in part, or contributed to by the Company or any Subsidiary or under which the Company has any obligation or liability. For purposes of this Agreement, the term “Company Benefit Plan” shall mean, collectively, each pension, retirement, profit-sharing, 401(k), savings, employee stock ownership, stock option, share purchase, stock appreciation rights, restricted stock, phantom stock, stock bonus, retention, severance pay, termination pay, change in control, vacation, holiday, sick pay, supplemental unemployment, salary continuation, bonus, incentive, deferred compensation, executive compensation, medical, vision, dental, life insurance, accident, disability, fringe benefit, flexible spending account, cafeteria, or other similar plan, fund, policy, benefit, program, practice, custom, agreement, arrangement or understanding for the benefit of any current or former officer, employee, director, retiree, or independent contractor or any spouse, dependent or beneficiary thereof whether or not such employee benefit plan is or is intended to be (i) arrived at through collective bargaining or otherwise, (ii) funded or unfunded, (iii) covered or qualified under the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or other applicable law, (iv) set forth in an employment agreement or consulting agreement and (v) written or oral. With respect to each Company Benefit Plan, the Company has provided to Parent a true and complete copy of each Company Benefit Plan and a true and complete copy of the following items with respect to each Company Benefit Plan listed on Section 4.13(a) of the Company Disclosure Schedule (in each case, only if applicable): (A) each trust or other funding arrangement (including insurance contracts); (B) each summary plan description and summary of material modifications; (C) the most recently filed annual report on the IRS Form 5500; (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto; (D) the most recently received IRS determination letter (or opinion or advisory letter, if applicable); and (E) all applicable non-discrimination testing data and results for the more recent two plan years.

(b)     Each Company Benefit Plan has been operated and administered in all respects in accordance with its terms and applicable Laws, including ERISA and the Code.

(i)     With respect to each Company Benefit Plan intended to be “qualified” within the meaning of section 401(a) of the Code, (A) each such Company Benefit Plan has received a favorable determination letter (or opinion or advisory letter, if applicable) from the IRS with respect to its qualification, (B) the trusts maintained thereunder are intended to be exempt from taxation under section 501(a) of the Code, and (C) to the knowledge of the Company, no event has occurred that could reasonably be expected to result in disqualification or adversely affect such exemption.

(ii)     No liability under Title IV or section 302 of ERISA or Section 412 of the Code has been incurred by the Company or any trade or business, whether or not incorporated, that together with the Company would be deemed a single employer within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”) and there are no circumstances under which the Company to any ERISA Affiliate of the Company could reasonably be expected to incur any liability under Title IV or section 302 of ERISA or Section 412 of the Code.

(iii)     No employee benefit plan described in ERISA section 3(2) that the Company, any Subsidiary or any ERISA Affiliate contributed to or had any obligation to contribute to within the six-year period preceding the date hereof is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(iv)     To the knowledge of the Company, there are no material pending claims against the Company or any of its Subsidiaries with respect to any Company Benefit Plan, by or on behalf of any employee, former employee or beneficiary covered under any such Company Benefit Plan (other than routine claims for benefits).Within the past three complete calendar years and the current calendar year, no Company Benefit Plan has been under audit or is or has been the subject to any investigation, prosecution, inquiry, hearing, or other proceeding by the IRS, the Department of Labor, or other governmental authority.

(v)     There are no Company Benefit Plans established or maintained outside of the United States primarily for the benefit of individuals residing outside of the United States.

(vi)     No Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), beyond retirement or other termination of service, other than (A) coverage mandated solely by applicable Law, including the continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any state equivalent, (B) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or (C) deferred compensation benefits accrued as liabilities on the books of the Company.

(vii)     Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) that is not exempt from Section 409A of the Code has been in documentary and operational compliance in all material respects with Section 409A of the Code and all applicable IRS guidance promulgated thereunder. Neither the Company nor any of its Subsidiaries (A) has been required to report to any governmental authority any corrections made or taxes due as a result of a failure to comply with Section 409A of the Code or (B) has any indemnity or gross-up obligation for any taxes or interest imposed or accelerated under Section 409A of the Code.

(viii)     Except as required pursuant to applicable Law, this Agreement or the terms of a Company Benefit Plan set forth on Section 4.13(a) of the Company Disclosure Schedule that has been made available to Parent prior to the date hereof, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (A) entitle any current or former employee, officer or director of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, or director. Neither the Company nor any of its Subsidiaries is a party to any contract or arrangement that could result, separately or in the aggregate, in the payment to any “Disqualified Individual” of any “excess parachute payments” within the meaning of section 280G of the Code in connection with the execution of this Agreement and the consummation of the Offer and the Merger.

(ix)     Neither the Company, any of the Company’s Subsidiaries, nor any ERISA Affiliate has incurred and there are no circumstances under which either the Company, any of the Company’s Subsidiaries or any ERISA Affiliate could reasonably be expected to incur any assessment or imposition of any fine, penalty, tax, or related charges in respect of any Company Benefit Plan under Section 4980H of the Code.

(x)     All contributions due from the Company or any of its Subsidiaries with respect to any Company Benefit Plan have been timely made or have been accrued as liabilities of the Company and properly reflected in the financial statements of the Company in accordance with the terms of the Company Benefit Plan or any collective bargaining agreement and applicable Law.

4.14         Properties.

(a)     Neither the Company nor any of its Subsidiaries owns any real property.

(b)     Section 4.14(b) of the Company Disclosure Schedule contains a true and complete list as of the date hereof of all real property leased, subleased or licensed to the Company or its Subsidiaries (the “Leased Real Property”). With respect to the Leased Real Property: (i) the lease, sublease or license for such property (each, a “Company Lease”) is valid, legally binding, enforceable and in full force and effect, (ii) the Company has not received written notice that any payments required to have been made under any Company Lease by the Company or any of its Subsidiaries have not been made in any material respect, (iii) none of the Company or any of its Subsidiaries is in material breach of or default under any Company Lease, and, to the knowledge of the Company, no event has occurred which, with notice, lapse of time or both, would constitute a material breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent or materially impair the consummation of the transactions contemplated by this Agreement and (iv) the execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby will not, constitute or result in, with or without notice, lapse of time or both, a material breach or violation of, a termination, cancellation or modification (or provide a right of termination, cancellation or modification) or material default under, the payment of additional material fees, the creation, change or acceleration of any material rights or obligations under, any requirement to provide notice to, or require consent or approval from, the other party thereto, in each case, pursuant to any Company Lease, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that, individually or in the aggregate, are not material to the business of the Company and its Subsidiaries.

(c)     For purposes of this Section 4.14 only, “Encumbrance” means any Lien, mortgage, easement, imperfection of title, title exception, title defect, or encumbrance of any kind in respect of such asset but specifically excludes: (i) specified encumbrances described on Section 4.14(c) of the Company Disclosure Schedule; (ii) encumbrances for current Taxes or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings, for which adequate reserves have been maintained in accordance with GAAP; (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice as to which there is no default on the part of the Company or any of its Subsidiaries and reflected on or specifically reserved against or otherwise disclosed in the Company’s consolidated balance sheets (and the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement or incurred or arising after the Balance Sheet Date in the ordinary course of business consistent with past practice; (iv) defects, imperfections or irregularities in title and other Encumbrances which, individually or in the aggregate, do not materially impair the continued use of or value of the applicable property owned, leased, used or held for use by the Company and any of its Subsidiaries and (v) statutory, common law or contractual liens of landlords for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings.

4.15       Environmental Matters. Except for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect: (a) to the knowledge of the Company, the Company and its Subsidiaries are in compliance, and have complied at all times with all applicable Environmental Laws; (b) no property currently or, to the knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries has been contaminated with any Hazardous Substance in a manner that could reasonably be expected to require remediation or other action pursuant to any Environmental Law; (c) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or liable under any Environmental Law; and (d) neither the Company nor any of its Subsidiaries is subject to any order, decree or injunction with any Governmental Entity or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances. As used herein, the term “Environmental Law” means any federal, state or local statute, Law, regulation, order, decree, permit or authorization relating to: (i) the protection of the environment or health and safety relating to exposure to Hazardous Substances or (ii) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance. As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified, regulated or defined pursuant to any Environmental Law or (B) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls or radioactive material.

4.16         Labor Matters.

(a)     Each of the Company and its Subsidiaries is, and during the five-year period preceding the date hereof have been, in compliance, in all material respects, with all Laws governing the employment of labor, including all contractual commitments and all such laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; background checks and other consumer reports regarding employees and applicants; employment practices; and classification of employees, consultants and independent contractors; collective bargaining; unemployment insurance; and workers’ compensation; including the Age Discrimination in Employment Act; the Older Workers’ Benefit Protection Act; Title VII of the Civil Rights Act of 1964; 42 U.S.C. § 1981; the Civil Rights Act of 1991; ERISA; the Fair Labor Standards Act; the Americans with Disabilities Act; the Occupational Safety and Health Act; the Family Medical and Leave Act; the Genetic Information Nondiscrimination Act; the National Labor Relations Act; the Equal Pay Act; the Fair Credit Reporting Act; the Worker Adjustment and Retraining Notification Act; Executive Order 11246 and any other executive orders or regulations governing affirmative action and equal employment opportunities; EEO and VETS 100 reporting obligations; the Immigration Reform and Control Act; and all similar applicable Laws to the extent such Laws apply to the Company or its Subsidiaries.

(b)     Each of the Company and its Subsidiaries: (i) have taken reasonable steps to properly classify and treat all of their employees and independent contractors; (ii) have taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law; (iii) are not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (iv) have withheld and reported all material amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees; and (v) are not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business consistent with past practice). Neither the Company nor any of the Subsidiaries has direct or indirect material liability as a result of any misclassification of any Person as an independent contractor rather than as an employee.

(c)     There are no, and in the five-year period preceding the date hereof there have been no, material pending, or to the knowledge of the Company, threatened lawsuits, administrative charges, controversies, grievances or claims by any employee, independent contractor, former employee, or former independent contractor of the Company or the Company Subsidiary before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity with respect to his or her employment or contractor relationship, compensation, terms of employment, termination of employment, employee benefits, or any other employment-related issue.

(d)     There are no, and in the five-year period preceding the date hereof there have been no, material pending, or to the knowledge of the Company, threatened investigations or audits by an Governmental Entity relating to the employment practices of the Company or any of its Subsidiaries, including investigations or audits relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; background checks and other consumer reports regarding employees and applicants; and classification of employees, consultants and independent contractors.

(e)     Neither the Company nor any of its Subsidiaries is a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, trade union or labor organization (collectively, a “Collective Bargaining Agreement”). There are no Collective Bargaining Agreements that pertain to any of the employees of the Company or the Company Subsidiary, and no employees of the Company or the Company Subsidiary are represented by any labor union, trade union or labor organization with respect to their employment with the Company or the Company Subsidiary. No labor union, trade union, labor organization or group of employees of the Company or the Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. The Company has no knowledge of any organizing activities with respect to any employees of the Company or the Company Subsidiary. There has been no actual, or to the knowledge of the Company, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting the Company or the Company Subsidiary. Neither the Company nor the Company Subsidiary is engaged in, or during the past four years has engaged in, any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws.

(f)     Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Neither the Company nor any of its Subsidiaries has received within the five-year period preceding the date hereof any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the knowledge of the Company, no such investigation is in progress.

(g)     Neither the Company nor any of its Subsidiaries is a party to any contract with the United States government or any department or agency thereof that, individually or in the aggregate, trigger any obligations under Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, and no customers are using the products or services of the Company or any of its Subsidiaries to perform services for the United States government or any department or agency thereof, or have included any reference to federal contracting, subcontracting or supplying, or otherwise referenced Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, in any Contract with the Company or any of its Subsidiaries.

(h)     Since the enactment of the Worker Adjustment and Retraining Notification Act (the “WARN Act”), neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or the Company Subsidiary; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; and neither the Company nor the Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. No employee of the Company or any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.

(i)     To the knowledge of the Company, each employee of the Company or any of its Subsidiaries working in the United States is a United States citizen or has a current and valid work visa or otherwise has the lawful right to work in the United States. The Company has in its files a Form I-9 that, to the knowledge of the Company, was completed in accordance with applicable Law for each employee of the Company or any of its Subsidiaries or whom such form is required under applicable Law.

(j)     To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notice from a third party alleging or claiming that any employee, independent contractor, former employee, or former independent contractor of the Company or any of its Subsidiaries is in violation of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, or non-solicitation agreement.

(k)     The Company has made available to Parent all material written personnel policies, rules and procedures applicable to any employee, independent contractor, consultant and agent of the Company or any of its Subsidiaries that have been adopted by the Company or any of its Subsidiaries.

(l)     To the knowledge of the Company, no executive or manager of the Company or any of its Subsidiaries has given written notice to the Company or such Subsidiary of any present intention to terminate his or her employment.

(m)     Each employee of the Company or any of its Subsidiaries is employed at will without any penalty, liability or severance obligation. Set forth on Section 4.16(m) of the Company Disclosure Schedule is a true, correct and complete listing, as of the date specified therein, of the name of each employee, independent contractor, consultant and agent of the Company or any of its Subsidiaries, together with such Person’s position or function, annual base salary or wage, status as “exempt” or “nonexempt” for employment classification purposes, accrued vacation as of the date hereof and any incentive, severance or bonus arrangements with respect to such Person and any severance payable to such Person upon termination of employment.

4.17        Intellectual Property. Section 4.17 of the Company Disclosure Schedule sets forth a true and complete list of all material Intellectual Property of the Company and its Subsidiaries. The Company or one of its Subsidiaries is either (a) the sole and exclusive (as to any third party) owner or assignee of the entire right, title and interest in and to or (b) the licensee under a perpetual license that does not require royalty or other payment obligations to third parties, of the Intellectual Property set forth on Section 4.17 of the Company Disclosure Schedule and all other Intellectual Property material to and used in its business. The Company or such Subsidiary owns or has the rights to use, free and clear of any Liens, but subject to any existing licenses or other grants of rights to third parties, all material Intellectual Property as is necessary and sufficient (a) for its businesses as currently conducted and (b) for the services provided by the Company and its Subsidiaries. Except as, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (i) to the knowledge of the Company, no Intellectual Property used by the Company or any of its Subsidiaries infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) there are no Actions or Judgments pending that have been served, or, to the knowledge of the Company, filed but not served or threatened, that seek to cancel, limit or challenge the ownership, validity, registerability, enforceability, or use of or right to use any Intellectual Property of the Company or any of its Subsidiaries, (iii) to the knowledge of the Company, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of the Company or any of its Subsidiaries, and (iv) the Company and its Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all material Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as it is currently conducted. Neither the Company nor any of its Subsidiaries has granted any license, sublicenses or any other rights in, to or under the Intellectual Property.

For purposes of this Agreement: “Intellectual Property” means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and copyrightable works, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

4.18       Privacy of Personal Information. The Company is and at all times since January 1, 2013 has been in compliance with all applicable Laws, published privacy policies of the Company and its Subsidiaries and internal privacy policies and guidelines of the Company and its Subsidiaries relating to privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer, disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, and third parties), except for any such non-compliance that individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. True and correct copies of all applicable privacy and security policies and guidelines of Company and its Subsidiaries have been made available to Parent. The Company and its Subsidiaries have made, in all material respects, all notices and disclosures to customers and clients required by applicable Law. The Company and its Subsidiaries have taken steps reasonably necessary (including implementing and monitoring compliance with respect to technical, administrative and physical safeguards) to protect Personal Information and systems from which Personal Information can be created, viewed, displayed, accessed, retrieved, stored or transmitted, against loss or destruction, and against unauthorized access, use, transfer, modification, or disclosure or other misuse and to otherwise comply, in all material respects, with applicable Laws. All such Personal Information is in the possession of the Company or is retained on behalf of the Company by third party vendors in the United States. The Company has made available to Parent complete and correct copies of all Contracts with third party vendors whose primary purpose is to process, use, store or otherwise retain such Personal Information. To the knowledge of the Company, since January 1, 2013, (a) there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any Personal Information, and (b) no Person (including any Governmental Entity) has made any claim or commenced any action, cause of action, suit, demand, inquiry, proceeding, audit or investigation with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such Personal Information. As used herein, the term “Personal Information” means (x) any information that alone or in combination with other information held by the Company and its Subsidiaries in proximity to such information can be used to specifically identify a Person; and (y) information (other than name separated from any other information) from credit or debit cards of any Person.

4.19         Material Contracts.

(a)     Except for this Agreement and except for any agreement, contract, note, mortgage, indenture, arrangement or other binding obligation or binding understanding (other than any invoice, pricing sheet, bid or quotation) (each, a “Contract”) filed as exhibits to the Company SEC Reports or set forth on Section 4.19 of the Company Disclosure Schedule, as of the date of this Agreement, none of the Company or its Subsidiaries is a party to or bound by:

(i)     any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)     any Contract involving the payment or receipt of royalties or other amounts of more than $50,000 calculated based on the revenues of income of the Company or income or revenues related to any product of the Company or any of its Affiliate (other than broker-dealer, investment adviser and insurance agreements);

(iii)     any Contract (or group of related Contracts with the same Person or its Affiliates) involving (A) the payment or receipt of amounts by the Company or any of its Subsidiaries of more than $50,000 in any calendar year or (B) future payments of more than $50,000 in any calendar year that are conditioned, in whole or in part, on a change in control of the Company or any of its Subsidiaries;

(iv)     any Contract relating to indebtedness for borrowed money in excess of $50,000 or mortgaging, pledging or otherwise placing a Lien on any of the assets of the Company or its Subsidiaries, restricting the payment of dividends or other distributions of assets by any of the Company or its Subsidiaries or providing for the guaranty of indebtedness for borrowed money of any Person in excess of $50,000.

(v)     any Contract that contains a put, call right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $50,000;

(vi)     other than with respect to any wholly owned Subsidiary of the Company, any partnership, limited liability company, joint venture, strategic alliance or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company, joint venture or strategic alliance that is material to the Company or any of its Subsidiaries, or in which the Company or any of its Subsidiaries owns more than a five percent voting or economic interest other than any such Contract related to the securities inventory held in the ordinary course of business of the Company Broker-Dealers;

(vii)     any Contract between the Company or any of its Subsidiaries and any current or former director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares pursuant to which the Company has continuing obligations, in each case, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of the Company or any of its Subsidiaries to make any severance, termination, change in control or similar payment or to provide any benefit;

(viii)     any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which one party has ongoing obligations to not acquire assets or securities of the other party or any of its Affiliates and, to the extent not entered into in the ordinary course of business or in connection with a commercial Contract, any Contract under which the Company or any of its Subsidiaries has material ongoing indemnification obligations;

(ix)     any Contract that is with any Governmental Entity;

(x)     any Contract that would or would be reasonably expected to prevent or materially impede the Company’s ability to consummate the Offer, the Merger or the other transactions contemplated hereby;

(xi)     any Contract that (A) limits or purports to limit in any material respect the type of business in which the Company or its Subsidiaries may engage, the type of services which the Company or its Subsidiaries may provide or the manner or locations in which any of them may so engage in any business, (B) could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Acceptance Time, Parent or its Subsidiaries, (C) grants “most favored nation” status that, following the Offer, would apply to Parent or any of its Subsidiaries, including the Company and its Subsidiaries or (D) prohibits or limits the right of the Company or any of its Subsidiaries to use, transfer, license, distribute or enforce any of their respective Owned Company IP, other than limitations on enforcement arising from non-exclusive licenses of Owned Company IP entered into in the ordinary course of business;

(xii)     any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible other than any such Contract entered into by the Company Broker-Dealers in the ordinary course of their business;

(xiii)     any Contract pursuant to which (A) the Company or any of its Subsidiaries uses Intellectual Property owned by a third party (other than (1) Software license agreements for any third-party commercially available Software, (2) agreements between the Company or any of its Subsidiaries, on the one hand, and their employees or consultants, on the other hand, entered into in the ordinary course of business, (3) non-exclusive in-bound licenses entered into in the ordinary course of business) or (B) a third party uses Intellectual Property owned by the Company or any of its Subsidiaries (other than non-material non-exclusive out-bound licenses entered into in the ordinary course of business);

(xiv)     any Contract that provides for the acquisition or disposition, directly or indirectly (by merger or otherwise) of assets or capital stock (A) for aggregate consideration under such Contract in excess of $50,000 or (B) pursuant to which the Company or its Subsidiaries has continuing “earn-out” or other contingent payment obligations;

(xv)     any Collective Bargaining Agreement; and

(xvi)     any Contract relating to any Action or Judgment, in each case, individually in excess of $10,000, under which there are outstanding obligations (including settlement agreements) of the Company or any of its Subsidiaries.

Each such Contract described in clauses (i) through (xvi) above and each such Contract that would be a Material Contract but for the exception of being filed as an exhibit to the Company SEC Reports is referred to herein as a “Material Contract.”

(b)     A complete copy of each Material Contract has been made available to Parent prior to the date hereof. Each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. There is no breach or default under any Material Contracts by the Company or its Subsidiaries and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder by the Company or its Subsidiaries, in each case except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Since September 30, 2012, neither the Company nor any of its Subsidiaries has received any written, or to the knowledge of the Company oral, notice of termination or breach (which has not been cured) with respect to, and, to the knowledge of the Company, no party has threatened to terminate, any Material Contract.

4.20        Insurance. The Company has made available to Parent with true and correct copies of all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries, each of which is in full force and effect. There is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company and its Subsidiaries has otherwise complied fully with the terms and conditions of all such policies and bonds. The Company has no knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, including the Merger, will cause the Company or any of its Subsidiaries to suffer a material loss of coverage under any such policies or bonds with respect to events occurring prior to the Effective Time.

4.21      Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Acquisition Sub or any of their respective Affiliates or Representatives for inclusion in the Offer Documents or the Schedule 14D-9.

4.22      Affiliate Transactions. Except for indemnification, compensation, and employment arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer thereof that have been made available (or a form of which together with a list of all Persons (other than current or former directors and officers) subject to arrangements contemplated by such form has been made available) to Parent prior to the date of this Agreement or as set forth in the Company SEC Reports, no executive officer or director of the Company or any of its Subsidiaries or any Person owning five percent or more of the Shares (or any of such executive officer’s, director’s or other Person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

4.23      Brokers and Finders. Except for Berkshire Capital Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries may be financially liable.

4.24      Opinion of Financial Advisor. Except for Berkshire Capital Securities LLC, neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Offer, the Merger or the other transactions contemplated in this Agreement. The board of directors of the Company has received the opinion of Berkshire Capital Securities LLC to the effect that, as of the date of the opinion, and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Offer Price and Per Share Merger Consideration to be received by holders of the Shares in the Offer and the Merger is fair from a financial point of view to such holders, a copy of which opinion will be delivered to Parent, solely for informational purposes, as promptly as practicable following the execution of this Agreement.

4.25      Takeover Statutes; Other Restrictions. As of the date hereof and assuming the accuracy of Parent’s and Acquisition Sub’s representations and warranties in Section 5.9, the Company has taken all action necessary to exempt the Offer, the Merger, this Agreement, the Stockholder Rights Agreement, the Support Agreement and the transactions contemplated hereby and thereby from Section 203 of the DGCL, and, accordingly, neither such section nor any other antitakeover or similar statute or regulation applies to any such transactions. Assuming the accuracy of Parent’s and Acquisition Sub’s representations and warranties in Section 5.9, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover Laws enacted under U.S. state or federal Laws (collectively, “Takeover Statutes”) apply to this Agreement, the Stockholder Rights Agreement, the Support Agreement or the transactions contemplated hereby or thereby.

4.26      No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person has made on behalf of the Company any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to either Parent or Acquisition Sub in connection with the transactions contemplated hereby.

Article V

Representations and Warranties of Parent and ACQUISITION SUB

Parent hereby represents and warrants to the Company that:

5.1        Organization, Good Standing and Qualification. Each of Parent and Acquisition Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing, except where the failure to be so organized, qualified, licensed or in such good standing, or to have such power or authority, would not, individually or in the aggregate, be reasonably likely to prohibit, prevent, materially impair or materially delay the commencement of the Offer or the consummation of the transactions contemplated by this Agreement, including the Merger.

5.2        Corporate Authority. Each of Parent and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Acquisition Sub and the consummation by each of Parent and Acquisition Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate action or proceedings on the part of Parent or Acquisition Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Parent and Acquisition Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub enforceable against each of Parent and Acquisition Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.3         Governmental Filings; No Violations; Etc.

(a)     No Approval is required to be made with or obtained by Parent or Acquisition Sub from any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the Offer, the Merger and the other transactions contemplated hereby, other than (i) any Approvals required (A) under applicable requirements of the Exchange Act (including filing of the Offer Documents), (B) under applicable requirements of NASDAQ, (C) under applicable Antitrust Laws or (D) by FINRA pursuant to NASD Rule 1017, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (iii) such other Approvals which the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prohibit the ability of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement.

(b)     The execution, delivery and performance of this Agreement by Parent and Acquisition Sub do not, and the consummation by Parent and Acquisition Sub of the Offer, the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or Acquisition Sub, (ii) assuming that the Approvals referred to in Section 5.3(a) are duly obtained or made, with or without notice, lapse of time or both, a material breach or violation of any Law to which Parent or Acquisition Sub is subject, or (iii) with or without notice, lapse of time or both, a breach or violation of, a termination, cancellation or modification (or provide a right of termination, cancellation or modification) or default under, the payment of additional fees, the creation, change or acceleration of any rights or obligations under, any requirement to provide notice to, or require consent or approval from, the other party thereto, or the creation of a Lien on any of the assets of Parent or Acquisition Sub, in each case, pursuant to any agreement, lease, license, contract, settlement, consent, note, mortgage, indenture, arrangement or other obligation or understanding binding upon Parent or any of its Subsidiaries, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, be reasonably likely to prohibit the ability of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement.

5.4       Financing. Parent has, as of the date hereof, and will have, or will cause Acquisition Sub to have, as of the Acceptance Time and the Effective Time, if any, sufficient cash available, directly or through one or more Affiliates, to pay all amounts to be paid by Parent or Acquisition Sub in connection with this Agreement, including the payment of the aggregate Offer Price and the aggregate Per Share Merger Consideration, respectively. Parent’s and Acquisition Sub’s obligations hereunder are not subject to a condition regarding Parent’s or Acquisition Sub’s obtaining of funds to consummate the transactions contemplated by this Agreement.

5.5       Litigation. There are no Actions pending or, to the knowledge of Parent, threatened against or affecting Parent or Acquisition Sub or any of their respective properties or assets or any officer, director or employee of Parent or Acquisition Sub in such capacity before any Governmental Entity, which would, individually or in the aggregate, be reasonably likely to prohibit, prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement. Neither Parent nor Acquisition Sub nor any of their respective assets, rights or properties is a party to or subject to any Judgment of any Governmental Entity which would, individually or in the aggregate, be reasonably likely to prohibit, prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement.

5.6       Acquisition Sub. All of the issued and outstanding capital stock of Acquisition Sub is, and at the Effective Time will be, owned by Parent or, pursuant to Section 9.8, an Affiliate of Parent. Acquisition Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Offer and the Merger and the other transactions contemplated by this Agreement, including the Financing.

5.7       Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Acquisition Sub for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, Parent and Acquisition Sub make no representation or warranty with respect to any information supplied by the Company or any of its Affiliates or Representatives which is contained or incorporated by reference in the Offer Documents or the Schedule 14D-9.

5.8        Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Acquisition Sub or for which the Company or any of its Subsidiaries may be financially liable.

5.9          Ownership of Shares.

(a)     Prior to the meeting at which the board of directors of the Company took the Board Actions, neither Parent nor Acquisition Sub was an “interested stockholder” as defined in Section 203 of the DGCL.

(b)     Prior to the date of this Agreement, neither Parent nor Acquisition Sub has taken, or authorized or permitted any Representatives of Parent or Acquisition Sub to take, any action that would cause either Parent or Acquisition Sub to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.

(c)     Except as set forth in Schedule 5.9, none of Parent, Acquisition Sub or any of their respective controlled Affiliates directly or indirectly has owned any Shares during the two years prior to the date of this Agreement.

(d)     Neither Parent nor Acquisition Sub has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the Shares.

5.10        No Vote of Parent Stockholders. No vote of the stockholders of Parent is required by any applicable Law or the organizational documents of Parent in connection with the consummation of the transactions contemplated hereby.

5.11        No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither Parent, Acquisition Sub nor any other Person has made on behalf of Parent or Acquisition Sub any other express or implied representation or warranty with respect to Parent or Acquisition Sub or with respect to any other information provided or made available to the Company in connection with the transactions contemplated hereby.

Article VI

Covenants

6.1	Interim Operations.

(a)     Except as required by applicable Law or as expressly provided by this Agreement, the Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Acceptance Time, the business of it and its Subsidiaries shall be conducted in all material respects in the ordinary and usual course and it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve the material components of their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, clients, suppliers, licensees, licensors, partners, creditors and lessors, key employees and independent contractors, material service providers, agents and business associates and other Persons with which it or any of its Subsidiaries has significant business relations and keep available the services of its and its Subsidiaries’ present officers and key employees and independent contractors; provided, however, that the Company and its Subsidiaries shall be under no obligation to and shall not, without Parent’s prior written consent, put in place any new retention programs or include additional personnel in any existing retention programs. Without limiting the generality of the immediately preceding sentence, from the date of this Agreement until the Acceptance Time, except (A) as otherwise expressly required by this Agreement, (B) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (C) as set forth on Section 6.1(a) of the Company Disclosure Schedule, the Company will not and will not permit its Subsidiaries to:

(i)     adopt or propose any change or amendment (whether by merger, consolidation or otherwise) to its certificate of incorporation or bylaws or other similar governing documents of the Company and its Subsidiaries;

(ii)     merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions solely among wholly owned Subsidiaries of the Company not in violation of any instrument binding on the Company or any of its Subsidiaries and that would not reasonably be expected to result in a material increase in the net Tax liability of the Company and its Subsidiaries, taken as a whole;

(iii)     issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any (A) shares of capital stock of the Company or any of its Subsidiaries (other than (1) the issuance, sale, pledge, disposition, grant, transfer, lease, license, guaranty or encumbrance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary or (2) the issuance or transfer of Shares pursuant to awards outstanding as of the date of this Agreement under, and as required by the terms of the Stock Plans as in effect as of the date of this Agreement), (B) securities convertible into or exercisable, exchangeable or redeemable for any shares of such capital stock, any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible, exercisable, exchangeable or redeemable securities, or (C) any Voting Debt;

(iv)     declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any Subsidiary of the Company to the Company or to a wholly owned Subsidiary of the Company) or enter into any Contract with respect to the voting of its capital stock;

(v)     adjust, reclassify, split, combine or subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(vi)     acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), except for the capital expenditures contemplated by (ix) below, in each case, other than (A) acquisitions of supplies, equipment, inventory, third party Software and capital in the ordinary course of business consistent with past practice (it being understood and agreed that the acquisition of all or substantially all of the assets of any Person is not in the ordinary course of business consistent with past practice), or (B) acquisitions with a value or purchase price (including the value of assumed liabilities) not in excess of $100,000 in any transaction or related series of transactions or $400,000 in the aggregate;

(vii)     make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) except for such advances incurred in the ordinary course of business consistent with past practice not to exceed $500,000 in the aggregate;

(viii)     incur, alter, amend or modify any indebtedness or guarantee indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for the incurrence of indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice not to exceed $25,000 in the aggregate;

(ix)     make or authorize any capital expenditures;

(x)     make any material changes with respect to accounting policies or procedures, except as required by changes in applicable GAAP;

(xi)     subject to Section 6.10, release, assign, compromise, discharge, waive, settle or satisfy any Action (including any Action relating to this Agreement, the Offer or the Merger) or other rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than releases, assignments, compromises, discharges, waivers, settlements or satisfactions where the payments not covered by insurance do not exceed $850,000 in the aggregate or providing for any relief other than monetary relief (except for confidentiality, non-disparagement, releases, agreements not to sue and other similar provisions in a settlement agreement);

(xii)     (A) amend or modify, in any material respect, or terminate any Material Contract, material lease for Leased Real Property or material Company Permit, (B) waive, release or assign any material rights or material claims under any Material Contract or (C) except in the ordinary course of business consistent with past practice enter into any Contract that would have been a Material Contract had it been entered into prior to the execution of this Agreement;

(xiii)     make any Tax election, materially amend any Tax Return, settle or finally resolve any controversy or change any method of Tax accounting;

(xiv)     (A) grant to any third Person any license, sublicense, covenant not to sue, immunity, authorization, release or other right with respect to any material Intellectual Property; (B) assign or transfer to any third Person any material Intellectual Property; or (C) abandon any material Company Registered Intellectual Property Rights, in each case except as in the ordinary course of business consistent with past practice;

(xv)     terminate any executive officers or hire any new employees unless such hiring is in the ordinary course of business consistent with past practice;

(xvi)     adopt, enter into, amend, terminate or extend any Collective Bargaining Agreement;

(xvii)     except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement, or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any director, officer or, other than in the ordinary course of business consistent with past practice, employees (who are not officers) of the Company or any of its Subsidiaries, (B) increase the compensation, bonus or pension, welfare, severance, change-in-control or other benefits of, pay any bonus to, any director, officer or, other than in the ordinary course of business consistent with past practice, non-officer employee of the Company or any of its Subsidiaries other than, in the case of non-officer employees, base salary increases or bonuses awarded in the ordinary course of business consistent with past practice (which bonuses shall not exceed $10,000 in the aggregate), (C) make any new equity-based awards to any director, officer or non-officer employee of the Company or any of its Subsidiaries, (D) establish, adopt, enter into amend or terminate any Company Benefit Plan or amend the terms of any outstanding equity-based awards, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan, (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (G) forgive any loans to directors, officers or key employees of the Company or any of its Subsidiaries;

(xviii)     reclassify any independent contractor as an employee of the Company or any of its Subsidiaries unless the Company reasonably believes that such a change is advisable in order to comply with applicable law;

(xix)     fail to use commercially reasonable efforts to renew or maintain the Insurance Policies or comparable replacement policies, other than in the ordinary course of business consistent with past practice;

(xx)     enter into any new line of business;

(xxi)     adopt, enter into or effect any plan of complete or partial liquidation, dissolution, reorganization or restructuring;

(xxii)     take any action that would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement; or

(xxiii)     agree, authorize, propose, commit or announce an intention to do any of the foregoing.

(b)          Nothing contained in Section 6.1(a) shall give to Parent or Acquisition Sub, directly or indirectly, rights to control or direct the Company’s operations prior to the Acceptance Time in violation of applicable Law. Prior to the Acceptance Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations and shall not be required to obtain consent of Parent if it reasonably believes that doing so would violate applicable Law.

6.2	Acquisition Proposals.

(a)          No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries shall, directly or indirectly, nor shall it authorize or permit their respective Representatives directly or indirectly to:

(i)     initiate, solicit, knowingly encourage, induce or assist any inquiries or the making, submission, announcement or consummation of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii)     engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any non-public information or data relating to the Company or any of its Subsidiaries (other than to notify a Person of the provisions of this Section 6.2), or afford access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries to any Person (other than Parent, Acquisition Sub, or any of their respective Affiliates, designees or Representatives) that would reasonably be expected to initiate, solicit, encourage, induce or assist the making, submission or commencement of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(iii)     approve, recommend or enter into, any letter of intent or similar document, agreement or commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to an Acquisition Proposal (other than a confidentiality agreement contemplated by this Section 6.2); or

(iv)     otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, if the Company has not breached this Section 6.2, the Company may (A) provide information (which may include non-public information) to a Person (and such Person’s Representatives and potential financing sources) and may afford access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries in response to a request therefor by such Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not more favorable to such other Person than those contained in the Confidentiality Agreement and which shall not prohibit the Company from complying with the terms of this Section 6.2 and prior to or concurrently delivers to Parent any such information to the extent not previously provided to Parent and (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal of the type described in clause (A) above and engage in the other activities otherwise prohibited by this Section 6.2, if and only to the extent that, prior to taking any action described in clauses (A) and (B) above, the board of directors of the Company has determined in good faith (after consultation with its financial advisors and outside legal counsel) that (x) failure to take such action would be reasonably likely to be a violation of the directors’ fiduciary duties under applicable Law and (y) based on the information then available, such Acquisition Proposal constitutes a Superior Proposal.

(b)     Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal, indication of interest or offer relating to or that could reasonably be expected to lead to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction or series of related transactions involving the Company or any of its significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X under the Exchange Act) and (ii) any acquisition by any Person of, or proposal or offer, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of the Company or those of any of its Subsidiaries, or the acquisition, purchase or disposition of the business or 20% or more of the consolidated assets (including equity securities of its Subsidiaries), revenues, net income or earnings of the Company and its Subsidiaries outside the ordinary course of business, in each case other than the transactions contemplated by this Agreement.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives.

“Superior Proposal” means a bona fide unsolicited written Acquisition Proposal (provided that the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”) that the board of directors of the Company has determined in good faith, after consultation with its financial advisors and outside legal counsel, taking into account, among other things, the legal, financial, regulatory, timing and other aspects of the Acquisition Proposal, the Person making the Acquisition Proposal, and the conditions for completion of such proposal (including any break-up fees, expense reimbursement provisions, the availability of financing, and any conditions to consummation relating to financing, regulatory approvals or other conditions beyond the control of the party having the right to invoke the condition) (i) is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any changes to the terms of this Agreement proposed by Parent to the Company in writing in response to such Acquisition Proposal and any other information provided by Parent pursuant to Section 6.2(c)) and (ii) is reasonably likely to be consummated in accordance with its terms.

(c)          No Change of Recommendation; No Other Agreements. Neither the board of directors of the Company, nor any committee thereof shall:

(i)     (A) fail to include the Company Recommendation in the Schedule 14D-9, (B) withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify), in a manner adverse to Parent, the Company Recommendation, (C) publicly approve, recommend or otherwise publicly declare advisable any Acquisition Proposal or (D) publicly propose to do any of the foregoing (any action or omission described in this clause (i) being referred to as a “Change of Recommendation”); or

(ii)     authorize, approve, recommend, publicly declare advisable or permit (or publicly propose to authorize, approve, recommend, publicly declare advisable or permit) the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or agreement that requires the Company to abandon or terminate this Agreement, the Offer or the Merger, or any agreement relating to any Acquisition Proposal (other than this Agreement or a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with and subject to the limitations set forth in Section 6.2(a)) (an “Alternative Acquisition Agreement”).

Notwithstanding anything in the foregoing or otherwise set forth in this Agreement to the contrary, prior to the Acceptance Time, the board of directors of the Company may make a Change of Recommendation (and, solely with respect to a Superior Proposal, terminate this Agreement pursuant to Section 8.4(b)) only if the board of directors of the Company has determined in good faith (after consultation with its financial advisors and outside legal counsel) that (x) failure to take such action would be reasonably likely to be in violation of the directors’ fiduciary duties under applicable Law and (y) if such action relates to any Acquisition Proposal, based on the information then available, that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that no such action may be made pursuant to this Section 6.2(c) or Section 8.4(b) until after at least five business days following Parent’s receipt of notice from the Company (as may be extended or renewed pursuant to this paragraph, the “Notice Period”) advising that the board of directors of the Company intends to take such action and the basis therefor, including in the case of any Acquisition Proposal all necessary information under Section 6.2(f) (which notice shall not constitute a Change of Recommendation); provided, further that (i) during the Notice Period, the Company shall and shall cause its Subsidiaries not to enter into any Alternative Acquisition Agreement, (ii) the Company shall, and shall cause its financial advisors and outside legal counsel to, negotiate with Parent in good faith during the Notice Period (to the extent Parent desires to negotiate) to enable Parent to propose revisions to the terms of this Agreement that obviate the need of the board of directors of the Company to make a Change of Recommendation or terminate this Agreement pursuant to Section 8.4(b), including in the case of a Superior Proposal, by such Superior Proposal no longer constituting a Superior Proposal, (iii) following the end of the Notice Period, the board of directors of the Company shall have considered in good faith any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent and shall have determined (after consultation with its financial advisors and outside legal counsel) that if such changes were to be given effect that failure to make a Change of Recommendation or terminate this Agreement pursuant to Section 8.4(b) would be reasonably likely to be a violation of the directors’ fiduciary duties under applicable Law and, in the case of clause (y) above, any such Superior Proposal would continue to constitute a Superior Proposal and (iv) in the event of each and every change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of any Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in the first proviso of this paragraph and a new Notice Period under this paragraph shall commence, during which time the Company shall be required to comply with the requirements of this Section 6.2(c) anew with respect to such additional notice, including clauses (i) through (iv) of this proviso. Notwithstanding the foregoing, to the extent that a notice required under this Section 6.2(c) (in connection with a termination pursuant to Section 8.4(b)) relates to a Superior Proposal for which the requisite notice or additional notice has been given pursuant to this Section 6.2(c) (in connection with a Change of Recommendation), no new or additional notice or Notice Period will be required for such termination pursuant to Section 8.4(b).

(d)     Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from (i) complying with its disclosure obligations under United States federal or state Law with regard to an Acquisition Proposal or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company); provided, however, that if such disclosure does not reaffirm the Company Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.5.

(e)     Existing Discussions and Agreements. The Company agrees that it will, and will cause its Subsidiaries and its and their respective Representatives to, immediately cease and terminate any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company also agrees that (i) it will promptly request each Person that has executed a confidentiality agreement prior to the date of this Agreement in connection with such Person’s consideration of a transaction involving, or the acquisition of, the Company or any of its Subsidiaries (or any portion thereof) to return or destroy all non-public confidential information heretofore furnished to such Person or its Representatives by or on behalf of the Company or any of its Subsidiaries, (ii) the Company and its Subsidiaries shall not release any party from, or terminate, waive, amend or modify any provision of, or grant permission under, any confidentiality or standstill provision in any agreement to which the Company or any of its Subsidiaries is a party, except to the extent necessary to permit a Person otherwise covered by such standstill to submit a confidential unsolicited bona fide written Alternative Proposal to the board of directors of the Company, and, thereafter, if the board of directors of the Company has determined in good faith (after consultation with its financial advisors and outside legal counsel) that failure to take such action would be reasonably likely to be a violation of the directors’ fiduciary duties under applicable Law to waive the standstill to permit the making of such confidential Alternative Proposal (or any Superior Proposal to such confidential Alternative Proposal) and (iii) the Company shall, and shall cause its Subsidiaries to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by (x) obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction and (y) taking all steps necessary to terminate any waiver that may have been heretofore granted to any Person (other than Parent or any of its Affiliates) under the provisions of any such agreement.

(f)     Notice. The Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person or Persons and the material terms and conditions of any proposals or offers (including copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a reasonably current basis, of the status and terms of any such proposals or offers (including any amendments thereto and, in no event later than 48 hours after receipt, copies of any additional or revised written requests, proposals or offers, including proposed agreements) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified. The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date hereof that prohibits the Company from providing any information to Parent in accordance with this Section 6.2(f). Without limiting the generality of the foregoing or Section 6.2(a), the Company shall notify Parent in advance of beginning to provide information to any Person relating to an Acquisition Proposal or beginning discussions or negotiations with any Person regarding an Acquisition Proposal.

(g)     Any material violations of the restrictions set forth in this Section 6.2 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.2 by the Company.

6.3	Filings; Other Actions; Notification.

(a)     Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Offer, the Merger, if applicable, and the other transactions contemplated by this Agreement as soon as practicable. In furtherance of, and not in limitation of the foregoing, (i) cause the conditions to the Offer set forth in Annex B to be satisfied and cause the conditions to the Merger set forth in Article VII to be satisfied and (ii) each of Parent and the Company agree to file as promptly as practicable all documentation to effect all necessary, proper and advisable notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary, proper and advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement, including obtaining all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement, including this Section 6.3(a), shall require either party, or permit the Company, to undertake any efforts, or to take or consent to any action, if such efforts, action or consent would be reasonably expected to result in a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole. Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided, that, subject to reasonable limitations limiting access to outside counsel, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, any filing made with, or written materials submitted to or other communication with any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement. The parties shall give reasonable and good faith consideration to any reasonable comments made by the other parties and their counsel with respect to any such filings. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Neither the Company nor Parent shall extend any waiting period under the Antitrust Laws or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which shall not be unreasonably withheld, conditioned or delayed). Neither the Company nor Parent shall take any action that would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

(b)     Antitrust Filings. Subject to the terms and conditions set forth in this Agreement and to the extent applicable, without limiting the generality of the undertakings pursuant to this Section 6.3, each of the Company and Parent agree to promptly provide to each and every federal, state or foreign Governmental Entity with jurisdiction over enforcement of the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign or supranational Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (collectively, “Antitrust Laws”) non-privileged information and documents that are necessary, proper and advisable to permit the consummation of the transactions contemplated by this Agreement.

(c)     FINRA Approval. The Company and Parent shall cooperate to promptly cause to be filed after the date hereof with FINRA an application, or applications as required, under NASD Rule 1017 with respect to the Offer and the Merger (the “Rule 1017 Application(s)”). The Company shall deliver copies of the proposed forms of the Rule 1017 Application(s) (including any amendments or supplements thereto) to Parent within a reasonable time prior to the filing thereof for review and comment by Parent and its counsel. The Company shall give reasonable and good faith consideration to any reasonable comments made by Parent and its counsel. The Company shall, as promptly as practicable after receipt thereof, provide Parent with copies of any written comments and advise Parent of any oral comments with respect to the Rule 1017 Application(s) received from FINRA and shall give Parent a reasonable opportunity under the circumstances to review and comment on any written or oral responses to such comments. The Company shall use its reasonable best efforts to have the Rule 1017 Application(s) approved as promptly as practicable after such filing; provided, however, if as of the Acceptance Time, Acquisition Sub (together with the Shares then owned by Opus Point Partners, LLC and its Affiliates) owns less than 25% of all then outstanding Shares, the Company shall withdraw the Rule 1017 Application(s).

(d)     Information. Subject to reasonable limitations limiting access to outside counsel, the Company and Parent each shall, upon request by the other, furnish the other promptly with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.

(e)     Status. Subject to applicable Laws and as required by any Governmental Entity, and subject to reasonable restrictions limiting access to outside counsel, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices, correspondence, or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Offer, the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any other Representatives or agents to participate in any meeting or engage in any substantive communication with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Each of the Company and Parent shall, to the extent practicable, give the other reasonable prior notice of any such meeting or communication and in the event one party is prohibited by Law or a Governmental Entity from participating in or attending any such meeting or engaging in any such communication, keep such party reasonably apprised with respect thereto.

6.4     Access and Reports. Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other “Recipient’s Representatives” (as defined in the Confidentiality Agreement) reasonable access during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested (other than any such matters that relate to the negotiation and execution of this Agreement, or to any Acquisition Proposals, such matters being governed by Section 6.2); provided that such access shall be conducted under the supervision of appropriate personnel of the Company and in such a manner so as not to interfere with the normal operation of the business of the Company; provided, further, that no investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company herein or otherwise limit or affect the remedies available to Parent; provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) to disclose any information to the extent it would cause a loss of privilege to the Company or any of its Subsidiaries or (iii) to violate applicable Law (it being agreed, with respect to clauses (i) and (ii), that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). All requests for information made pursuant to this Section 6.4 shall be directed to the executive officer or other Person designated by the Company. All information obtained pursuant to this Section 6.4 shall be governed by the terms of the Confidentiality Agreement.

6.5     Stock Exchange Delisting. If the Merger Condition has been satisfied, prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.6       Publicity; Communications. The initial press release regarding the Offer and the Merger shall be a joint press release mutually agreed to by the Company and Parent. After the initial press release, each of the Company, Parent and Acquisition Sub agrees not to issue or cause publication of any public release or announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except (a) as such party reasonably believes, after receiving the advice of outside counsel and after informing the other party, is required by Law, by the rules of NASDAQ or by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority, in which case, such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement or (b) a public statement is made in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually, if approved by the other parties). As promptly as practicable following the date of this Agreement and in compliance with applicable Laws, Parent and the Company shall develop a joint plan for communication to the Company’s employees, independent contractors, customers, clients and other strategic Persons about this Agreement and the transactions contemplated by this Agreement. Prior to making any written or oral communications to the employees or independent contractors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication. Notwithstanding anything herein to the contrary, the Company need not consult with, or obtain the approval of Parent in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal or Change of Recommendation.

6.7       Offer Funds. Immediately prior to commencement of the Offer pursuant to Section 1.1(a), Parent shall, or shall cause Acquisition Sub to, deposit into a segregated bank account at a financial institution of Parent’s choosing an amount in cash sufficient (the “Offer Funds”) to pay all amounts required to be paid by Parent or Acquisition Sub in connection with this Agreement, including, without duplication, the payment of the aggregate Offer Price and the aggregate Per Share Merger Consideration. While the Offer is pending, Parent shall not, and shall cause Acquisition Sub not to, move, spend, encumber or otherwise utilize the Offer Funds other than to pay amounts required to be paid by Parent or Acquisition Sub in accordance with this Agreement.

6.8	Indemnification; Directors’ and Officers’ Insurance.

(a)     All rights to indemnification by the Company or any of its Subsidiaries existing in favor of those Persons who are present or former directors and officers of the Company or any of its Subsidiaries (the “Indemnified Parties”) for their acts and omissions occurring prior to the Acceptance Time, as provided in the certificate of incorporation and bylaws of the Company or any of its Subsidiaries (as in effect as of the date of this Agreement), shall survive the Offer and the Merger, if applicable, and if the Merger Condition is satisfied, the Surviving Corporation shall cause them to be observed by the Surviving Corporation and its Subsidiaries to the fullest extent permitted under Delaware law.

(b)     As of the Acceptance Time, the Company shall have purchased, or if the Merger Condition is satisfied, as of the Effective Time, Parent or the Surviving Corporation (with the election being at Parent’s option) shall have purchased, a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Company or the Surviving Corporation, as the case may be, which tail policy shall be effective for a period beginning upon the Acceptance Time and ending six years from the Acceptance Time (a “Tail Policy”) with respect to claims arising from facts or events that occurred on or before the Acceptance Time, and which Tail Policy shall contain coverage and amounts at least as favorable to the Indemnified Parties as the coverage currently provided by the Company’s current directors’ and officers’ liability insurance policies (in the aggregate); provided, however, that in no event shall the Company, or if the Merger Condition is satisfied, Parent or the Surviving Corporation, be required to expend, for the entire Tail Policy, in excess of three times the annual premium currently paid by the Company for such insurance; and, provided, further that, if the premium of such insurance coverage exceeds such amount, the Company, or if the Merger Condition is satisfied, Parent or the Surviving Corporation, shall be obligated to obtain a policy or policies with the greatest coverage available for a cost not exceeding such amount.

(c)     Without limiting Section 6.8(a), or any rights of any Indemnified Party pursuant to pursuant to any indemnification arrangement, from and after the Acceptance Time, in the event of any threatened or actual proceeding, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Acceptance Time, the Company, or if the Merger Condition is satisfied, the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any costs, charges, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any proceeding to each Indemnified Party to the fullest extent permitted by applicable Law upon receipt of an undertaking), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any such threatened or actual proceeding. Neither the Company, or if the Merger Condition is satisfied, nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. The Company, or if the Merger Condition is satisfied, Parent and the Surviving Corporation, shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder, in each case at its own expense; provided that, absent an actual or potential conflict of interest, in which case such Indemnified Party shall control and appoint its own lead counsel at the Company’s, or if the Merger Condition is satisfied, the Surviving Corporation’s, expense. The Company, or if the Merger Condition is satisfied, the Surviving Corporation, shall be entitled to control and appoint lead counsel for such defense. The Company’s, Parent’s and the Surviving Corporation’s, as applicable, obligations under this Section 6.8(c) shall continue in full force and effect beginning upon the Acceptance Time and ending six years from the Acceptance Time; provided, however, that all rights to indemnification in respect of any proceeding asserted or made within such period shall continue until the final disposition of such proceeding.

(d)     If the Company, or if the Merger Condition is satisfied, Parent or the Surviving Corporation, or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company, or if the Merger Condition is satisfied, Parent or the Surviving Corporation, shall assume all of the obligations set forth in this Section 6.8.

(e)     The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs, each of whom is a third party beneficiary of the provisions of this Section 6.8. This Section 6.8 may not be amended, altered or repealed after the Acceptance Time or the Effective Time, as applicable, without the prior written consent of the affected Indemnified Party.

(f)     The rights of the Indemnified Parties under this Section 6.8 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

(g)     The Company, or if the Merger Condition is satisfied, Parent or the Surviving Corporation, shall or shall cause to be paid all reasonable expenses, including reasonable attorneys’ fees that may be incurred by any Indemnified Party in enforcing the obligations set forth in this Section 6.8.

6.9     Takeover Statutes. If, after the date of this Agreement, any Takeover Statute is or may become applicable to the Offer or the Merger or the other transactions contemplated by this Agreement, Parent, the Company and the Company’s board of directors shall each use its respective reasonable best efforts to grant all such approvals and take all such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize, to the extent possible, the effects of such Takeover Statute.

6.10     Stockholder Litigation. The Company shall promptly advise Parent of any litigation commenced after the date hereof against the Company or any of its directors (in their capacity as such) by any holders of Shares (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in, but not control, at Parent’s expense, the defense or settlement of any such stockholder litigation and no such settlement shall be agreed to without Parent’s prior consent (which approval will not be unreasonably withheld, conditioned or delayed).

6.11      Notification. During the period commencing on the date hereof and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Article VIII, each of the Company and Parent shall promptly notify the other party in writing of (a) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Offer, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required under a Material Contract or otherwise (unless alleged under a Contract that is not material) in connection with the Offer, the Merger or the other transactions contemplated hereby, (b) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Offer, the Merger or the other transactions contemplated hereby or (c) any fact, event or circumstance that (i) in the case of the Company, individually or taken together with all other facts, events and circumstances, has had or would reasonably be expected to have a Material Adverse Effect, (ii) has materially impaired, or would reasonably be expected to materially impair the ability of such party (or, in the case of Parent, Acquisition Sub) to consummate the Offer, the Merger or the other transactions contemplated hereby, or (iii) would cause, or would reasonably be expected to cause, the failure of any condition precedent to the Company’s or Parent’s and Acquisition Sub’s obligations to consummate the Offer and the Merger, in each case within three business days of an executive officer of such party becoming aware of the occurrence of such fact, event or circumstance. Each such notification shall include a certification of an officer of the Company, Parent or Acquisition Sub, as applicable, that such notification is being delivered in accordance with this Section 6.11. No such notification shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the parties hereto in this Agreement, or (y) determining whether any of the conditions set forth in Article VII have been satisfied. Delivery of notification pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to any party receiving such notice.

6.12     Employee Matters. From and after the Acceptance Time, the Company shall, or if the Merger Condition is satisfied, Parent shall cause the Surviving Corporation to, honor all Company Benefit Plans, and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Acceptance Time, provided that nothing herein shall be construed as prohibiting the amendment or termination of any of the foregoing in accordance with its terms or if otherwise required by applicable Law. It is expressly acknowledged, understood and agreed that nothing in this Section 6.12 or otherwise contained in this Agreement is intended to be or does or shall constitute an amendment to or establishment of any employee benefit plan, program, policy, agreement or other arrangement or, subject to the express provisions of this Section 6.12, shall prevent the amendment or termination of any such plan, program, policy, agreement or other arrangement. Nothing herein shall be deemed to be a guarantee to any employee of the Company or any of its subsidiaries of (i) employment or (ii) without limiting the express provisions of this Section 6.12, any specific term or condition of employment. This Section 6.12 shall be binding and inure solely to the benefit of the parties to this Agreement, and nothing in this Section 6.12, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Section 6.12.

6.13     Section 16 Matters. The Company and its board of directors (or committee thereof) shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.14     Stockholder Rights Agreement. Simultaneously with the execution of this Agreement, Acquisition Sub and the Company shall execute and deliver the Stockholder Rights Agreement, which will become effective only upon the consummation of a Partial Acquisition.

6.15     Voting Agreement. Simultaneously with the execution and delivery of this Agreement, each of the directors of the Company and any of their Affiliates that own Shares shall execute and deliver to Parent a Voting Agreement and Irrevocable Proxy pursuant to which such stockholders agree that they will vote the Shares beneficially owned by them in favor of the directors nominated by Acquisition Sub to the board of directors of the Company pursuant to the Stockholder Rights Agreement at the 2016 annual meeting of the stockholders of the Company, which will become effective only upon the consummation of a Partial Acquisition (the “Voting Agreement”).

6.16     Warrant Issuance. Solely in the event of a Partial Acquisition, the Company shall issue a warrant (each a “Warrant” and collectively the “Warrants”) to each holder of record of Shares as of a record date to be established by the board of directors of the Company within 90 days following the Acceptance Time and prior to the board of directors of the Company authorizing any new issuance of Shares by the Company or any other securities or interests that would participate in the distribution of the Warrants (the “Warrant Record Date”), to purchase one Share for each Share owned by such stockholder as of the Warrant Record Date at an exercise price equal to the Offer Price that will expire on the fifth anniversary of their issuance. The Warrants shall be issued under a Warrant Agreement substantially in the form attached hereto as Exhibit A (the “Warrant Agreement”). The exercise price of, and number of Shares underlying, the Warrants shall be adjusted for stock splits, stock dividends and other similar events as set forth in the Warrant Agreement. The Warrants shall not be exercisable or transferable by Parent or Acquisition Sub. The Company shall use its commercially reasonable efforts to issue the Warrants and offer the Shares issuable upon exercise of the Warrants pursuant to a registration statement under the Securities Act (the “Warrant Registration Statement”) and shall use its commercially reasonably efforts to file the Warrant Registration Statement with the SEC and cause it to be declared effective by the SEC within 90 days of the Acceptance Time. The Company shall take all necessary action to reserve a sufficient number of Shares for issuance upon exercise of the Warrants.

6.17     Obligations of Acquisition Sub. Parent shall take all actions necessary to cause Acquisition Sub and, if the Merger is consummated, the Surviving Corporation, to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

6.18     Rule 14d-10 Matters. Prior to the Acceptance Time and to the extent permitted by applicable Law, the compensation committee of the Company’s board of directors, at a meeting duly called and held, shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the date of this Agreement or are entered into after the date of this Agreement and prior to the Acceptance Time pursuant to which compensation is paid to such officer, director or employee and shall take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

6.19      Company 2016 Stockholder Meeting. The Company acknowledges and agrees that neither it nor the board of directors of the Company, or any director thereof, will hold nor permit to be held the 2016 annual meeting of the stockholders of the Company prior to the Acceptance Time unless the Delaware Court of Chancery orders the meeting to be held upon the application of any stockholder or director of the Company.

Article VII

Conditions to the merger

7.1       Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver (to the extent permitted under applicable Laws) at or prior to the Effective Time of each of the following conditions:

(a)     No Injunctions or Restraints, Illegality. (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”) and (ii) no Governmental Entity shall have instituted any Action (which remains pending at what would otherwise be the Closing Date) before any Governmental Entity of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit consummation of the Merger and the other transactions contemplated by this Agreement.

(b)     Purchase of Shares in Offer. Acquisition Sub shall have accepted for payment and purchased, all Shares validly tendered and not withdrawn pursuant to the Offer.

(c)     Merger Condition. There shall have been, as of the expiration of the Offer, or the subsequent offering period, if applicable, validly tendered and not withdrawn in accordance with the terms of the Offer a number of Shares that, together with the Shares then owned by Parent and its controlled Affiliates, represents at least 80% of all then-outstanding Shares (the “Merger Condition”).

Article VIII

Termination

8.1      Termination Upon Consummation of a Partial Acquisition. Subject to Section 8.6(a), this Agreement shall automatically terminate upon the consummation of a Partial Acquisition. A “Partial Acquisition” means Parent’s or Acquisition Sub’s, as applicable, acquisition of the Shares in accordance with the terms and conditions of the Offer and in an amount less than the amount required to satisfy the Merger Condition.

8.2       Termination by Mutual Consent. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.3       Termination by Either Parent or the Company. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Acceptance Time by action of the board of directors of either Parent or the Company if:

(a)     the Acceptance Time shall not have occurred by August 29, 2016; provided, that if the condition set forth in clause (i) of Annex B shall not have been satisfied or waived (to the extent permitted by this Agreement and under applicable Laws) prior to the Acceptance Time and each of the other applicable conditions set forth in Annex B shall have been satisfied or waived or remains capable of satisfaction, by mutual consent of the Company and Parent, the Termination Date may be extended through September 29, 2016 for the purpose of satisfying such condition (such date, including any permitted extensions thereof, the “Termination Date”); or

(b)     any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Offer or the Merger shall become final and non-appealable;

provided, that the right to terminate this Agreement pursuant to this Section 8.3 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have primarily contributed to the occurrence of the failure of such condition to the consummation of the Offer or the Merger.

8.4       Termination by the Company. This Agreement may be terminated by the Company and the Offer and the Merger shall be abandoned prior to the Acceptance Time:

(a)     if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Acquisition Sub contained in this Agreement that has resulted in the failure of Parent or Acquisition Sub to consummate the transactions contemplated hereby, including the Offer and the Merger, in accordance with the terms of this Agreement, and such breach is incapable of being cured by the Termination Date, or if capable of being cured by the Termination Date is not so cured; provided, that the Company shall have given Parent at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.4(a); provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.4(a) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(b)     in order to accept a Superior Proposal and enter into an Alternative Acquisition Agreement related to a Superior Proposal, if at such time, (i) the Company is not in material breach of Section 6.2(a), and (ii) the Company, prior to or concurrently with such termination, pays to Parent in immediately available funds the Termination Fee required to be paid pursuant to Section 8.6(b)(ii);

(c)     Acquisition Sub shall have failed to commence the Offer within three business days of the time period set forth in Section 1.1(a); provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.4(c) if Parent’s or Acquisition Sub’s failure to commence the Offer is primarily due to the Company’s material breach of any of its covenants or agreements contained in this Agreement; or

(d)     (i) all of the conditions set forth in Annex B have been and continue to be satisfied or waived (to the extent permitted by this Agreement and under applicable Laws) and (ii) Acquisition Sub has not accepted for payment, and paid for, all the Shares that are validly tendered and not withdrawn pursuant to the Offer on or prior to the third business day after all such conditions have been satisfied or waived following the Expiration Time.

8.5       Termination by Parent(e)     . This Agreement may be terminated by Parent and the Offer and the Merger may be abandoned at any time prior to the Acceptance Time if:

(a)     the board of directors of the Company shall have made a Change of Recommendation or the Company shall have breached any of its obligations under Section 6.2 in any material respect;

(b)     at any time following receipt or public announcement of an Acquisition Proposal, the Company’s board of directors shall have failed to reaffirm the Company Recommendation within five business days after receipt of any reasonable written request to do so from Parent;

(c)     a tender offer or exchange offer for thirty-five percent or more of the outstanding Shares (other than by Parent or an Affiliate of Parent) shall have been commenced and, within 10 business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Company’s board of directors fails to recommend against acceptance of such offer;

(d)     there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in clauses (ii) and (iii) of Annex B would not be satisfied and, in either such case, such breach is incapable of being cured by the Termination Date, or if capable of being cured by the Termination Date is not so cured; provided, that Parent shall have given the Company at least 30 days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 8.5(d); provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.5(d) if Parent or Acquisition Sub is then in material breach of any of its covenants or agreements contained in this Agreement; or

(e)      Parent has notified the Company in writing that it or Acquisition Sub desires to waive the condition set forth in clause (i) of Annex B and that all other conditions set forth on Annex B have been satisfied or waived (to the extent permitted by this Agreement and under Applicable Laws) and the Company either does not provide Parent with written consent to waive such condition as provided in Annex B within two business days of receipt of such notification or unreasonably conditions such waiver (as determined by Parent in its sole discretion), it being understood and agreed that if such condition is waived as provided herein, the Offer shall remain open for at least five business days from the date such waiver has been made and the related restrictions or limitations imposed by FINRA are disclosed by the parties, or such shorter time as the parties mutually agree, after consultation with their counsel.

8.6	Effect of Termination .

(a)     In the event of termination of this Agreement pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful and material breach of this Agreement and (ii) the provisions set forth in this Section 8.6, Section 6.6 (Publicity; Communications), Section 8.7 (Expenses), Article IX and the Confidentiality Agreement shall survive the termination of this Agreement. Solely in the event that this Agreement is terminated pursuant to Section 8.1, in addition to the provisions set forth in (ii) above, the provisions set forth in Section 6.8 (Indemnification; Directors’ and Officers’ Insurance), Section 6.12 (Employee Matters) and Section 6.16 (Warrant Issuance) shall survive such termination of this Agreement.

(b)       Company Termination Fee. In the event that this Agreement is terminated:

(i)     by (x) Parent or the Company pursuant to Section 8.3(a) or (y) Parent pursuant to Section 8.5(d) and in connection with either clause (x) or (y):

(A)     an Acquisition Proposal shall have been publicly disclosed after the date hereof and not clearly withdrawn in good faith prior to the Termination Date; and

(B)     within 12 months after termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Acquisition Proposal or consummates a transaction contemplated by any Acquisition Proposal (provided that for purposes of this clause (B), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”) (any such agreement or consummation, an “Acquisition Event”), then the Company shall pay to Parent the Company Termination Fee within two business days of consummation of such Acquisition Event;

(ii)     by the Company pursuant to Section 8.4(b), then the Company shall pay to Parent the Company Termination Fee prior to or concurrently with such termination; or

(iii)     by Parent pursuant to Section 8.5 (other than Section 8.5(d) and Section 8.5(e)), then the Company shall pay to Parent the Company Termination Fee within two business days of such termination.

For purposes of this Agreement, the “Company Termination Fee” shall mean $1,820,281. No Acquisition Proposal made by a Person shall be deemed to have been “clearly withdrawn,” in the event that the Company later agrees within the 12-month period specified in Section 8.6(b)(i)(B) to or consummates an Acquisition Event with such Person or an Affiliate thereof.

(c)     Parent Termination Fee. In the event that this Agreement is terminated by the Company pursuant to Section 8.4(a) but solely as a result of Parent’s or Acquisition Sub’s breach of Section 6.7 or Section 8.4(c), then Parent shall pay to the Company $4,375,000 (the “Parent Termination Fee”) within two business days of such termination.

(d)     Notwithstanding anything to the contrary in this Agreement,

(i)     any actual payment by the Company of the Company Expense Reimbursement shall be credited against the Company Termination Fee, if any, that may become payable by the Company hereunder, and following receipt by Parent of the Company Termination Fee, Parent shall not thereafter be entitled to receive any Company Expense Reimbursement;

(ii)     any actual payment by Parent of the Parent Expense Reimbursement shall be credited against the Parent Termination Fee, if any, that may become payable by Parent hereunder, and following receipt by the Company of the Parent Termination Fee, the Company shall not thereafter be entitled to receive any Parent Expense Reimbursement;

(iii)     in no event shall the Company be required to pay the Company Termination Fee referred to in Section 8.6(b) on more than one occasion; and

(iv)     in no event shall Parent be required to pay the Parent Termination Fee referred to in Section 8.6(c) on more than one occasion.

The parties hereto agree that the payment of the Company Termination Fee and the Company Expense Reimbursement by the Company, as applicable, if such payments are payable and actually paid, shall be the sole and exclusive remedy available to Parent and Acquisition Sub against the Company or any of its Affiliates for any breach, liability, loss or other damage suffered or incurred by Parent or Acquisition Sub with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable and is paid, and, upon payment of the Company Termination Fee and any Company Expense Reimbursement, as applicable, by the Company, the Company (and its Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Parent and Acquisition Sub under this Agreement or the transactions contemplated hereby. Notwithstanding the above, the Company shall not be relieved or released from any liabilities or damages arising out of its willful and material breach of, or fraud in connection with, this Agreement; provided, however, that the aggregate amount of any damages determined by a court to be payable by the Company for its willful and material breach of, or fraud pursuant to, this Agreement shall be reduced by the amount of any Company Termination Fee and any Company Expense Reimbursement, as applicable, previously paid to Parent pursuant to Section 8.6(b) and Section 8.7(b), respectively.

The parties hereto agree that the payment of the Parent Termination Fee if such payment is payable and actually paid, shall be the sole and exclusive remedy available to the Company and any controlling person, director, officer, employee, member, manager, agent or affiliate thereof, or to any controlling person, director, officer, employee, member, manager, agent or Affiliate of any of the foregoing (the “Company Related Parties”) against Parent, Acquisition Sub or their respective Affiliates for any breach, liability, loss or other damage suffered or incurred by the Company or any of the Company Related Parties with respect to this Agreement and the transactions contemplated hereby as it relates to the breach, liability, loss or other damage that resulted in the payment of the Parent Termination Fee under Section 8.6(c) (the “Triggering Event”) in the event any such payment becomes due and payable and is paid, and, upon payment of the Parent Termination Fee by Parent, Parent and Acquisition Sub (and their respective Affiliates and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to the Company under this Agreement or the transactions contemplated hereby with respect to the Triggering Event. The Company further agrees that the maximum aggregate liability of Parent and Acquisition Sub (and their respective Affiliates and their respective directors, officers, employees, stockholders and Representatives), taken as a whole, for the matters contemplated by Section 8.6(c) shall be limited to an amount equal to the amount of the Parent Termination Fee, and in no event shall the Company seek to recover, or be entitled to recover, any money damages or other losses or damages of any kind, character or description in excess of such amount.

(e)     The parties hereto acknowledge (i) that the agreements contained in this Section 8.6 and Section 8.7(b) are an integral part of the transactions contemplated by this Agreement, (ii) the amounts payable under Section 8.6 and Section 8.7(b) are not a penalty, but are liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such amounts are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) that, without these agreements, the parties hereto would not enter into this Agreement. If the Company fails to promptly pay the Company Termination Fee or the Company Expense Reimbursement and, in order to obtain such payment, Parent commences a suit that results in a Judgment against the Company for the Company Termination Fee and/or the Company Expense Reimbursement (or any portions thereof), as applicable, the Company shall pay Parent its costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate published in the Money Rates section of The Wall Street Journal in effect on the date such payment was required to be made (the “Prime Rate”). If Parent fails to promptly pay the Parent Termination Fee or any Parent Expense Reimbursement and, in order to obtain such payment, Parent commences a suit that results in a Judgment against Parent for the Parent Termination Fee or any Parent Expense Reimbursement (or any portions thereof), Parent shall pay the Company its costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the Prime Rate. All payments under this Section 8.6 shall be made promptly by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable.

8.7	Expenses.

(a)     Except as otherwise expressly provided in this Agreement, whether or not Shares are purchased pursuant to the Offer or the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Offer and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense. The parties hereto agree that the Surviving Corporation shall not bear any costs or expenses incurred by any stockholder of the Company. Following the Merger, the Surviving Corporation shall pay all charges and expenses incurred after the Effective Time in connection with the transactions contemplated in Article III.

(b)     In the event that this Agreement is terminated by Parent pursuant to Section 8.5(d) or Section 8.5(e), then the Company shall reimburse Parent all reasonably documented fees and expenses incurred by Parent, Acquisition Sub and their respective Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum of $750,000 (the “Company Expense Reimbursement”). Any Company Expense Reimbursement payment shall be made within two business days of such termination by wire transfer of immediately available funds to an account designated in writing by Parent; it being understood that in no event shall the Company be required to pay the Company Expense Reimbursement on more than one occasion.

(c)     In the event that this Agreement is terminated by the Company pursuant to Section 8.4(a) or Section 8.4(d), then Parent shall reimburse the Company all reasonably documented fees and expenses incurred by Parent, Acquisition Sub and their respective Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum of $750,000 (the “Parent Expense Reimbursement”). Any Parent Expense Reimbursement payment shall be made within two business days of such termination by wire transfer of immediately available funds to an account designated in writing by Parent; it being understood that in no event shall the Company be required to pay the Parent Expense Reimbursement on more than one occasion. Nothing in this Section 8.7(c) shall be construed as impacting in any way any remedy the stockholders of the Company may have in respect of the events giving rise to the payment of the Parent Expense Reimbursement.

Article IX

Miscellaneous and General

9.1      Non-Survival of Representations, Warranties, Covenants and Agreements None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those covenants and agreements set forth in this Article IX, and only the covenants that by their terms survive the Acceptance Time shall so survive the Acceptance Time in accordance with their respective terms. After the Acceptance Time, neither Parent nor Acquisition Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent or Acquisition Sub of any of its obligations hereunder.

9.2     Modification or Amendment. This Agreement may be amended by the parties hereto by written agreement executed and delivered by each of the parties hereto at any time.

9.3      Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure or delay of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

9.4      Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

9.5      Governing Law and Venue; Waiver of Jury Trial; Specific Performance(d)     .

(a)     THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereto hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the county of Delaware in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Action shall be heard and determined in such a Delaware state or federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c)     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by any party in accordance with their specific terms or were otherwise breached by such party. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the non-breaching parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions of this Agreement against the other party, this being in addition to any other remedy to which such party is entitled at law or in equity, and each party hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Prior to the termination of this Agreement pursuant to Article VIII, each party hereby agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

9.6      Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

If to Parent or Acquisition Sub:

Fortress Biotech, Inc.

2 Gansevoort Street, 9th Floor

New York, New York 10014

Attention: Michael S. Weiss

E-mail: mweiss@fortressbiotech.com

with a copy (which shall not constitute notice) to

Alston & Bird LLP

90 Park Avenue, 15th Floor

New York, New York 10016

Attention: Mark F. McElreath and David A. Brown
E-mail: mark.mcelreath@alston.com; dave.brown@alston.com

Fax: 212-922-3995

If to the Company:

National Holdings Corporation

410 Park Ave, 14th Floor

New York, New York 10022
Attention: Robert Fagenson
E-mail: rfagenson@nhldcorp.com

with a copy (which shall not constitute notice) to

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, New York 10017

Attention: Kenneth Koch
E-mail: KRKoch@mintz.com

Fax: 212-983-3115

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7       Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Support Agreement, the Stockholders’ Rights Agreement, the Warrant Agreement, the Voting Agreement and the confidentiality agreement, dated January 14, 2016, between Parent and the Company (the “Confidentiality Agreement”), constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, ACQUISITION SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8      Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder, other than collateral assignments for the benefit of lenders under existing security agreements existing as of the date hereof, without the prior written approval of the other parties, except that Parent and Acquisition Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Acquisition Sub of any of their obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.8 shall be null and void.

9.9       No Third Party Beneficiaries. Except as provided in Section 6.8 (Indemnification; Directors’ and Officers’ Insurance), Parent, Acquisition Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.8 shall not arise unless and until the Acceptance Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.10       Obligations of Parent and the Company. Whenever this Agreement requires Acquisition Sub or another Affiliate of Parent to take any action, Parent shall be liable for any failure of such Person to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.11     Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.12      Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.13	Interpretation; Construction.

(a)     The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Annex or Exhibit, such reference shall be to a Section of, Annex to or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular shall also include the plural and vice versa. A reference in this Agreement to $ or dollars is to U.S. dollars.

(b)     The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

NATIONAL HOLDINGS CORPORATION

By: /s/ Robert B. Fagenson
Name: Robert B. Fagenson
Title: Chief Executive Officer

Signature Page – Agreement and Plan of Merger

FORTRESS BIOTECH, INC.

By: /s/ Lindsay A. Rosenwald, MD
Name: Lindsay A. Rosenwald, MD
Title: CEO and President

FBIO ACQUISITION, INC.

By: /s/ Lindsay A. Rosenwald, MD
Name: Lindsay A. Rosenwald, MD
Title: CEO and President

Signature Page – Agreement and Plan of Merger

ANNEX A

DEFINED TERMS

Term	Section
Acceptance Time	Section 1.1(b)
Acquisition Event	Section 8.6(b)(i)(B)
Acquisition Proposal	Section 6.2(b)
Acquisition Sub	Preamble
Actions	Section 4.8
Advisers Act	Section 4.5(i)
Affiliate	Section 1.3(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.2(c)(ii)
Anti-Corruption Law	Section 4.5(j)
Antitrust Laws	Section 6.3(b)
Approval	Section 4.3(a)
Assumed Options	Section 3.4(a)
Balance Sheet Date	Section 4.5(g)
Bankruptcy and Equity Exception	Section 4.2
beneficial owner	Section 1.3(c)
Board Actions	Recitals
Book-Entry Shares	Section 3.1(a)
business day	Section 1.1(b)
Bylaws	Section 2.2
Certificate of Merger	Section 1.5
Certificates	Section 3.1(a)
Change of Recommendation	Section 6.2(c)(i)
Charter	Section 2.1
Closing	Section 1.6
Closing Date	Section 1.6
Code	Section 3.3(f)
Collective Bargaining Agreement	Section 4.15(e)
Company	Preamble
Company Benefit Plan	Section 4.13(a)
Company Broker-Dealers	Section 4.10(a)
Company Disclosure Schedule	Article IV
Company Expense Reimbursement	Section 8.7(b)
Company Financial Statements	Section 4.5(d)
Company Form ADV	Section 4.11(e)
Company Form BD	Section 4.10(e)
Company Independent Review Committees	Recitals
Company Investment Adviser	Section 4.11(a)
Company Lease	Section 4.14(b)
Company Option	Section 3.4(a)

Company Permits	Section 4.7(c)
Company Recommendation	Recitals
Company Related Parties	Section 8.6(d)
Company SEC Reports	Section 4.5(a)
Company Termination Fee	Section 8.6(b)
Confidentiality Agreement	Section 9.7
Contract	Section 4.19(a)
DGCL	Recitals
Dissenters’ Rights	Section 3.2(a)
Dissenting Shares	Section 3.1(a)
Effective Time	Section 1.5
Encumbrance	Section 4.14(c)
Environmental Law	Section 4.15
ERISA	Section 4.13(a)
ERISA Affiliate	Section 4.13(b)(ii)
Exchange Act	Recitals
Exchange Fund	Section 3.3(a)
Exchange Ratio	Section 3.4(b)
Excluded Share	Section 3.1(a)
Excluded Shares	Section 3.1(a)
Existing Directors	Section 1.3(a)(ii)
Expiration Time	Section 1.1(a)
FINRA	Section 4.3(a)
GAAP	Section 4.1(a)
Governmental Entity	Section 4.3(a)
Hazardous Substance	Section 4.15
HSR Act	Section 4.1(c)
Indemnified Parties	Section 6.8(a)
Intellectual Property	Section 4.17
IRS	Section 3.3(f)
Judgment	Section 4.8
knowledge	Section 4.5(e)
Laws	Section 4.7(a)
Leased Real Property	Section 4.14(b)
Lien	Section 4.1(c)
Material Adverse Effect	Section 4.1(a)
Material Contract	Section 4.19(a)
Merger	Recitals
Merger Condition	Section 7.1(c)
NASDAQ	Section 1.1(a)
New Director	Section 1.3(e)
Notice Period	Section 6.2(c)
Offer	Recitals
Offer Documents	Section 1.1(c)
Offer Funds	Section 6.7
Offer Price	Recitals
Order	Section 7.1(a)

Parent	Preamble
Parent Common Stock	Section 3.4(c)
Parent Expense Reimbursement	Section 8.7(c)
Parent Termination Fee	Section 8.6(c)
Partial Acquisition	Section 8.1
Paying Agent	Section 3.3(a)
Per Share Merger Consideration	Section 3.1(a)
Person	Section 3.3(d)
Personal Information	Section 4.18
Preferred Shares	Section 4.4(a)
Prime Rate	Section 8.6(e)
Representatives	Section 6.2(b)
Rule 1017 Application(s)	Section 6.3(c)
Sarbanes-Oxley Act	Section 4.5(a)
Schedule 14D-9	Section 1.2(a)
SEC	Section 1.1(a)
Securities Act	Section 4.5(a)
Securities Laws	Section 1.1(c)
Shares	Recitals
SRO	Section 4.10(a)
Stock Plans	Section 4.4(a)
Stockholder Rights Agreement	Recitals
Subsidiary	Section 1.1(c)
Superior Proposal	Section 6.2(b)
Support Agreement	Recitals
Surviving Corporation	Section 1.4
Tail Policy	Section 6.8(b)
Takeover Statutes	Section 4.25
Tax	Section 4.12
Tax Return	Section 4.12
Taxes	Section 4.12
Tender Offer Conditions	Section 1.1(a)
Termination Date	Section 8.3(a)
Triggering Event	Section 8.6(d)
Voting Agreement	Section 6.15
Voting Debt	Section 4.4(a)
WARN Act	Section 4.16(h)
Warrant or Warrants	Section 6.16
Warrant Agreement	Section 6.16
Warrant Record Date	Section 6.16
Warrant Registration Statement	Section 6.16

ANNEX B

TENDER OFFER CONDITIONS

Notwithstanding any other provision of this Agreement or the Offer, neither Parent nor Acquisition Sub, as applicable, shall be obligated to accept for payment or, subject to the rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act relating to Parent’s or Acquisition Sub’s obligation, as applicable, to pay for or return the tendered Shares promptly after termination or withdrawal of the Offer, pay for any Shares validly tendered and not withdrawn pursuant to the Offer, if:

(i)     FINRA has denied the Rule 1017 Application(s) or has imposed any material restrictions or limitations on the Company Broker-Dealers as a result of the transactions contemplated by this Agreement unless upon consummation of the Offer, Acquisition Sub (together with the Shares then owned by Opus Point Partners LLC and its Affiliates) would own less than 25% of all the then outstanding Shares and the Rule 1017 Application(s) would be withdrawn pursuant to Section 6.3(c);

(ii)     (x) (a) the representations and warranties of the Company contained in Section 4.4(a) (Capital Structure), Section 4.6(c) (Material Adverse Effect) and Section 4.23 (Brokers and Finders) shall not be true and correct in all respects (other than in de minimis and immaterial respects in the case of Section 4.4(a)), (b) the representations and warranties of the Company contained in Section 4.1 (Organization, Good Standing and Qualification; Subsidiaries), Section 4.2 (Corporate Authority; Approval), Section 4.7(b) (Foreign Corrupt Practices Act Violations), Section 4.10 (Broker-Dealer Matters), Section 4.11 (Investment Adviser Matters) and Section 4.25 (Takeover Statutes; Other Restrictions) (in each case, disregarding all qualifications and exceptions contained therein regarding materiality or a Material Adverse Effect or any similar standard or qualification) shall not be true and correct in all material respects and (c) the representations and warranties of the Company contained in this Agreement other than those specified in the foregoing clauses (a) and (b) (disregarding all qualifications and exceptions contained therein regarding materiality or a Material Adverse Effect or any similar standard or qualification), shall not be true and correct, except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, have or would be reasonably expected to have a Material Adverse Effect, in the case of each of clauses (a), (b) and (c), as of the date of this Agreement and as of the Acceptance Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date) or (y) Parent shall not have received at the Acceptance Time a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that the conditions set forth in this clause (ii) have been satisfied;

(iii)     the Company shall not have performed in all material respects any agreement or covenant required to be performed by it under this Agreement at or prior to the Acceptance Time, and Parent shall not have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect;

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(iv)     since the date of this Agreement, there shall have occurred any change, state of facts, circumstance, event or development (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect;

(v)     a Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Offer, the Merger or the other transactions contemplated by the Agreement or the Support Agreement;

(vi)     the board of directors of the Company shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Acquisition Sub the Company Recommendation or shall have made a Change of Recommendation;

(vii)     the Company shall have failed to deliver signed resignation letters from each member of the board of directors of the Company in office immediately prior to the Acceptance Time pursuant to Sections 1.3(a) and (e);

(viii)     in the event that Acquisition Sub (together with the Shares then owned by Opus Point Partners, LLC and its Affiliates) will own at least 25% of all then outstanding Shares upon consummation of the Offer, the Company shall have failed to deliver, or cause to be delivered, to Parent the consents of National Financial Services LLC to the transactions contemplated by this Agreement pursuant to (a) the Fully Disclosed Clearing Agreement, as amended, between National Financial Services LLC and National Securities Corporation and (b) the Fully Disclosed Clearing Agreement, as amended, between National Financial Services LLC and vFinance Investments, Inc.;

(ix)     the Company shall have failed to provide evidence reasonably satisfactory to Parent of the termination of the Settlement Agreement dated June 6, 2014 among the Company, Iroquois Capital Management L.L.C. and the other parties named therein; or

(x)     this Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub, may be asserted by Parent or Acquisition Sub regardless of the circumstances giving rise to the assertion of any such conditions and may be waived (to the extent permitted by this Agreement and under applicable Laws) by Parent or Acquisition Sub in whole or in part at any time and from time to time in their sole discretion; provided, however, neither Parent nor Acquisition Sub may waive the condition set forth in (i) above without the prior written consent of the Company. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Acquisition Sub to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Agreement. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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EXHIBIT A

FORM OF WARRANT AGREEMENT

THIS WARRANT AGREEMENT is made as of [____________] among National Holdings Corporation, a Delaware corporation (the “Company”), Computershare Inc., a Delaware corporation (“Computershare”), and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company (and together with Computershare, the “Warrant Agent”).

RECITALS:

WHEREAS, the Company’s Board of Directors has declared a dividend of one warrant (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.02 per share (the “Common Stock”), to be issued on [_________] (the “Issuance Date”) for each share of Common Stock issued and outstanding at the close of business on [_______________], at the Exercise Price (as defined below), upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, both the Common Stock and the Warrants were issued by the Company in a distribution pursuant to an effective shelf registration statement on Form S-[___], Registration No. [___________] (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”); and

WHEREAS, the Company wishes the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, transfer, exchange and exercise of the Warrants.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.     Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Warrant Agreement.

2.     Warrants.

(a)     Form of Warrant. Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the Chief Executive Officer, Chief Financial Officer, President or Secretary of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

(b)     Effect of Countersignature. Unless and until countersigned by the manual or facsimile signature of the Warrant Agent pursuant to this Warrant Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

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(c)     Registration.

(i)     Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”), for the registration of the original issuance and the registration of any transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective Holders (as defined below) in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. To the extent the Warrants are DTC eligible as of the Issuance Date, all of the Warrants shall be represented by one or more Book-Entry Warrant Certificates deposited with The Depository Trust Company (the “Depository”) and registered in the name of Cede & Co., a nominee of the Depository. Ownership of beneficial interests in the Book-Entry Warrant Certificates shall be shown on, and the transfer of such ownership shall be effected through, records maintained (A) by the Depository or its nominee for each Book-Entry Warrant Certificate; (B) by institutions that have accounts with the Depository (such institution, with respect to a Warrant in its account, a “Participant”); or (C) directly on the book-entry records of the Warrant Agent with respect only to owners of beneficial interests that represent such direct registration. If the Warrants are not DTC eligible as of the Issuance Date or the Depository subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent to make other arrangements for book-entry settlement within ten Business Days after the Depository ceases to make its book-entry settlement available. In the event that the Company does not make alternative arrangements for book-entry settlement within ten Business Days or the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depository to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Depository definitive Warrant Certificates in physical form evidencing such Warrants. Such definitive Warrant Certificates shall be in substantially the form attached as Exhibit A hereto.

(ii)     Beneficial Owner; Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (a “registered holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Any person in whose name ownership of a beneficial interest in the Warrants evidenced by a Book-Entry Warrant Certificate is recorded in the records maintained by the Depository or its nominee shall be deemed the “beneficial owner” thereof; provided, that all such beneficial interests shall be held through a Participant which shall be the registered holder of such Warrants. As used herein, the term “Holder” refers only to a registered holder of the Warrants.

(d)     Opinion of Counsel. The Company shall provide an opinion of counsel to the Warrant Agent prior to the issuance of the Warrants to set up a reserve of Warrants and related Common Stock. The opinion shall state that all Warrants or Common Stock, as applicable, are:

(i)     registered under the Securities Act of 1933, as amended, or are exempt from such registration, and all appropriate state securities law filings have been made with respect to the Warrants or shares; and

(ii)     validly issued, fully paid and non-assessable.

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3.     Terms and Exercise of Warrants.

(a)     Exercise Price. The exercise price per one share of the Common Stock under each Warrant shall be $3.25, subject to adjustment hereunder (the “Exercise Price”).

(b)     Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the Issuance Date and terminating at 5:00 P.M., Eastern time, on [__________], 2021 (the “Expiration Date”). Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at the close of business on the Expiration Date.

(c)     Exercise of Warrants.

(i)     Exercise and Payment.

(A)     A registered holder may exercise a Warrant by delivering, not later than 5:00 P.M., Eastern time, on any Business Day during the Exercise Period (the “Exercise Date”) to the Warrant Agent at its corporate trust department (x) the Warrant Certificate evidencing the Warrants, or, in the case of a Book-Entry Warrant Certificate, the Warrants to be exercised (the “Book-Entry Warrants”) as shown on the records of the Depository to an account of the Warrant Agent at the Depository designated for such purpose in writing by the Warrant Agent to the Depository from time to time, (y) an election to purchase the shares of Common Stock underlying the Warrants to be exercised (the “Election to Purchase”), properly completed and executed by the registered holder on the reverse of the Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the Participant in accordance with the Depository’s procedures, and (z) the Warrant Price for each Warrant to be exercised in lawful money of the United States of America by wire, certified or official bank check, or wire transfer, in immediately available funds. The term “Warrant Price” as used in this Warrant Agreement refers to price per share of Common Stock at which shares may be purchased at the time the Warrant is exercised.

(B)     If any of (x) the Warrant Certificate or the Book-Entry Warrants, (y) the Election to Purchase, or (z) the Warrant Price therefor, is received by the Warrant Agent after 5:00 P.M., Eastern time, on the specified Exercise Date, the Warrants will be deemed to be received and exercised on the Business Day next succeeding the Exercise Date. If the date specified as the Exercise Date is not a Business Day, the Warrants will be deemed to be received and exercised on the next succeeding day that is a Business Day. If the Warrants are received or deemed to be received after the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Warrant Agent will be returned to the registered holder or Participant, as the case may be, as soon as practicable. In no event will interest accrue on funds deposited with the Warrant Agent in respect of an exercise or attempted exercise of Warrants. The validity of any exercise of Warrants will be determined by the Company in its sole discretion and such determination will be final and binding upon the registered holder and the Warrant Agent. Neither the Company nor the Warrant Agent shall have any obligation to inform a registered holder of the invalidity of any exercise of Warrants.

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(C)     The Warrant Agent shall forward funds received for warrant exercises in a given month by the 5th Business Day of the following month by wire transfer to an account designated by the Company.

(D)     All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of Services (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

(ii)     Issuance of Certificates.

(A)     The Warrant Agent shall, within a reasonable time, advise the Company and the transfer agent and registrar in respect of (w) the shares of Common Stock issuable upon such exercise as to the number of Warrants exercised in accordance with the terms and conditions of this Warrant Agreement, (x) the instructions of each registered holder or Participant, as the case may be, with respect to delivery of the Warrant Shares issuable upon such exercise, and the delivery of definitive Warrant Certificates, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise, (y) in case of a Book-Entry Warrant Certificate, the notation that shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise, and (z) such other information as the Company or such transfer agent and registrar shall reasonably require.

(B)     The Company shall, by 5:00 p.m., Eastern time, on the third Business Day next succeeding the Exercise Date of any Warrant and the clearance of the funds in payment of the aggregate Exercise Price, execute, issue and deliver to the Warrant Agent, the Warrant Shares to which such Holder or Participant, as applicable, is entitled, in fully registered form, registered in such name or names as may be directed by such Holder or Participant, as applicable. Upon receipt of such Warrant Shares, the Warrant Agent shall, by 5:00 p.m., Eastern time, on the fourth Business Day next succeeding such Exercise Date, transmit such Warrant Shares to, or upon the order of, such Holder.

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(C)     In lieu of delivering physical certificates representing the Warrant Shares issuable upon exercise, provided the Company’s transfer agent is participating in the Depository’s Fast Automated Securities Transfer program, the Company shall use its reasonable best efforts to cause its transfer agent to electronically transmit the Warrant Shares issuable upon exercise to the Depository’s Fast Automated Securities Transfer program.

(iii)     Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid and nonassessable.

(iv)     Dividends. The accrual of dividends, if any, on the Warrant Shares issued upon the valid exercise of any Warrant will be governed by the terms generally applicable to the Common Stock. From and after the issuance of such Warrant Shares, the former holder of the Warrants exercised will be entitled to the benefits generally available to other holders of Common Stock and such former holder’s right to receive payments of dividends and any other amounts payable in respect of the Warrant Shares shall be governed by, and shall be subject to, the terms and provisions generally applicable to the Common Stock.

(v)     No Fractional Exercise. A registered holder may exercise a Warrant from time to time only for whole shares of Common Stock. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of a Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share. If fewer than all of the Warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate for the number of unexercised Warrants remaining shall be executed by the Company and countersigned by the Warrant Agent as provided in Section 2, and delivered to the Holder of the Warrant Certificate at the address specified on the books of the Warrant Agent or as otherwise specified by such registered holder. If fewer than all the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise.

(vi)     No Transfer Taxes. Issuance of Warrant Shares shall be made without charge to a registered holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the registered holder or in such name or names as may be directed by the registered holder; provided, however, that in the event Warrant Shares are to be issued in a name other than the name of the registered holder, a Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the registered holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all transfer agent fees required for same-day processing of any exercise notice

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(vii)     Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the Holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the Holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

(viii)     Cost Basis Information. In the event of a cash exercise, the Company hereby instructs the Warrant Agent to record cost basis for newly issued shares in a manner to be subsequently communicated by the Company to the Warrant Agent.

(ix)     Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the registered holder the number of Warrant Shares that are not disputed.

4.     Adjustments.

(a)     Stock Dividends and Splits. If the Company at any time after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a greater number of shares, then, after the date of record for effecting such subdivision, the Warrant Shares issuable upon exercise of this Warrant will be proportionately increased and the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time after the Issuance Date combines (by any reverse stock split, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a smaller number of shares, then, after the date of record for effecting such combination, the Warrant Shares issuable upon exercise of a Warrant will be proportionately reduced and the Exercise Price in effect immediately prior to such combination will be proportionately increased.

(b)     Adjustments for Other Distributions. If the Company at any time after the Issuance Date, makes or files a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities or assets of the Company other than shares of Common Stock, then and in each such event, provision shall be made so that the Holder of a Warrant shall receive upon exercise thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities or assets of the Company which they would have received had their Warrant been exercised into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Section 4(b) with respect to the rights of the holders of the Warrants.

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(c)     Fundamental Transaction. If the Company at any time after the Issuance Date, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions (other than in connection with a plan of complete liquidation of the Company), (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of a majority of the outstanding shares of Common Stock tender or exchange their shares for other securities, cash or property, (iv) the Company effects any reclassification of its outstanding Common Stock or any compulsory share exchange pursuant to which outstanding Common Stock is effectively converted into or exchanged for other securities, cash or property or (v) any transaction is consummated whereby any Person or entity acquires more than 50% of the Company’s outstanding Common Stock (a “Fundamental Transaction”), then as a condition of such Fundamental Transaction, adequate provision will be made whereby the Holder of a Warrant will have the right to acquire and receive upon exercise of their Warrant in lieu of the shares of Common Stock immediately theretofore acquirable upon the exercise of their Warrant, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exercise of their Warrant had such Fundamental Transaction not taken place. In any such case, the Company will make appropriate provision to insure that the provisions of this Section 4(c) will thereafter be applicable as nearly as may be in relation to any shares of stock or securities thereafter deliverable upon the exercise of a Warrant. The Company will not effect any Fundamental Transaction unless prior to or simultaneously with the consummation thereof, the successor corporation (if other than the Company) assumes by written instrument the obligations under this Section 4(c) and the obligations to deliver to the Holder of a Warrant such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to acquire.

(d)     Notices.

(i)     Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 4, the Company shall give reasonable written notice thereof to the Warrant Agent, which notice shall set forth the Exercise Price after such adjustment and set forth a brief statement of the facts requiring such adjustment. The Company agrees that it will provide the Warrant Agent with any new or amended exercise terms. The Warrant Agent shall have no obligation under any Section of this Warrant Agreement to determine whether an adjustment made hereunder has occurred or to calculate any of the adjustments set forth in this Warrant Agreement.

(ii)     Notices of Corporate Events. If the Company (A) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock (other than a dividend payable solely in shares of Common Stock) or (B) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Warrant Agent and each Holder a notice describing the material terms and conditions of such dividend, distribution or transaction. Notwithstanding anything to the contrary in this Section 4(d), the failure to deliver any notice under this Section 4(d) or any defect therein shall not affect the validity of the corporate action required to be described in such notice. Until the exercise of its, his or her Warrant or any portion of such Warrant, a Holder shall not have nor exercise any rights by virtue of ownership of a Warrant as a stockholder of the Company (including without limitation the right to notification of stockholder meetings or the right to receive any notice or other communication concerning the business and affairs of the Company other than as provided in this Section 4(d)).

(e)     Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Warrant Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

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(f)     Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 4, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

5.     Transfer and Exchange of Warrants.

(a)     Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

(b)     Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate, each Book-Entry Warrant Certificate may be transferred only in whole and only to the Depository, to another nominee of the Depository, to a successor depository, or to a nominee of a successor depository; provided further, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants or Warrant Shares must also bear a restrictive legend. Upon any such registration of transfer, the Company shall execute, and the Warrant Agent shall countersign and deliver, in the name of the designated transferee a new Warrant Certificate or Warrant Certificates of any authorized denomination evidencing in the aggregate a like number of unexercised Warrants. A party requesting transfer of Warrants must provide any evidence of authority that may be required by the Warrant Agent, including but not limited to, a signature guarantee from an eligible institution participating in a recognized signature guarantee medallion program approved by the Securities Transfer Association.

(c)     Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

(d)     Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

(e)     Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Warrant Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

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6.     Other Provisions Relating to Rights of Registered Holders of Warrants.

(a)     No Rights as Stockholder. Except as otherwise specifically provided herein, a registered holder, solely in its capacity as a holder of a Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant Agreement be construed to confer upon a registered holder, solely in its capacity as the registered holder of a Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the registered holder of the Warrant Shares which it is then entitled to receive upon the due exercise of a Warrant. In addition, nothing contained in this Warrant Agreement shall be construed as imposing any liabilities on a registered holder to purchase any securities (upon exercise of a Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder.

(b)     Lost, Stolen or Destroyed Warrants. The Warrant Agent shall issue replacement Warrants in a form mutually agreed to by the Warrant Agent and the Company for those certificates alleged to have been lost, stolen or destroyed, upon receipt by the Warrant Agent of an open penalty surety bond satisfactory to it and holding it and the Company harmless, absent notice to the Warrant Agent that such certificates have been acquired by a bona fide purchaser. The Warrant Agent may, at its option, issue replacement Warrants for mutilated certificates upon presentation thereof without such indemnity.

(c)     Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement.

7.     Concerning the Warrant Agent and Other Matters.

(a)     Rights and Duties of Warrant Agent.

(i)     The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in accordance with such opinion.

(ii)     The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Warrant Agreement or in the Warrant Certificates (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.

(iii)     The Warrant Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any holder of Warrants with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.

(iv)     The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Warrant Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity

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(v)     The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(vi)     The Warrant Agent may rely on and shall be held harmless and protected and shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in reliance upon any certificate, statement, instrument, opinion, notice, letter, facsimile transmission, telegram or other document, or any security delivered to it, and believed by it to be genuine and to have been made or signed by the proper party or parties, or upon any written or oral instructions or statements from the Company with respect to any matter relating to its acting as Warrant Agent hereunder.

(vii)     The Warrant Agent shall not be obligated to expend or risk its own funds or to take any action that it believes would expose or subject it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it.

(viii)     The Warrant Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Commission or this Warrant Agreement, including without limitation obligations under applicable regulation or law.

(ix)     The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any Warrants authenticated by the Warrant Agent and delivered by it to the Company pursuant to this Warrant Agreement or for the application by the Company of the proceeds of the issue and sale, or exercise, of the Warrants.

(x)     The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the express provisions hereof (and no duties or obligations shall be inferred or implied). The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the Warrants.

(xi)     The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (A) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (B) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed

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(b)     Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company or the Warrant Agent shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares. The Warrant Agent shall not register any transfer or issue or deliver any Warrant Certificate(s) or Warrant Shares unless or until the persons requesting the registration or issuance shall have paid to the Warrant Agent for the account of the Company the amount of such transfer tax, if any, or shall have established to the reasonable satisfaction of the Company and the Warrant Agent that such transfer tax, if any, has been paid.

(c)     Resignation, Consolidation, or Merger of Warrant Agent.

(i)     Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving 30 days’ notice in writing to the Company pursuant to the notice provisions in Section 8(b). If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the Holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the Holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be authorized under applicable laws to exercise the powers of a transfer agent and subject to supervision or examination by federal or state authorities. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

(ii)     Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

(iii)     Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion, or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the business of the Warrant Agent, shall be the successor Warrant Agent under this Warrant Agreement without any further act.

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(d)     Fees and Expenses of Warrant Agent.

(i)     Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

(ii)     Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, documents, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement

(e)     Liability of Warrant Agent.

(i)     Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, President, Secretary or Chairman of the Board of Directors of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon, and be held harmless for such reliance, such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Warrant Agreement, and shall not be held liable in connection with any delay in receiving such statement.

(ii)     Indemnification. The Company covenants and agrees to indemnify and to hold the Warrant Agent harmless against any costs, expenses (including reasonable fees of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as Warrant Agent pursuant hereto; provided, that such covenant and agreement does not extend to, and the Warrant Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Warrant Agent as a result of, or arising out of, its gross negligence, bad faith, or willful misconduct. This Section 7(e)(ii) shall survive termination of this Warrant Agreement or any removal of the Warrant Agent.

(iii)     Limitation on Liability of Warrant Agent. Notwithstanding anything contained herein to the contrary, the Warrant Agent’s aggregate liability during any term of this Warrant Agreement with respect to, arising from, or arising in connection with this Warrant Agreement, or from all services provided or omitted to be provided under this Warrant Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to Warrant Agent as fees and charges, but not including reimbursable expenses, during the twelve months immediately preceding the event for which recovery from the Warrant Agent is being sought. This Section 7(e)(iii) shall survive termination of this Warrant Agreement or any removal of the Warrant Agent.

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(iv)     Instructions. From time to time, the Company may provide Warrant Agent with instructions concerning the services performed by the Warrant Agent hereunder. In addition, at any time the Warrant Agent may apply to any officer of the Company for instruction, and may consult with legal counsel for the Warrant Agent or the Company with respect to any matter arising in connection with the services to be performed by the Warrant Agent under this Warrant Agreement. The Warrant Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted by the Warrant Agent in reliance upon any the Company instructions or upon the advice or opinion of such counsel. The Warrant Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company. This Section 7(e)(iv) shall survive termination of this Warrant Agreement or any removal of the Warrant Agent.

(f)     Ambiguity or Uncertainty. In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company, the Holder of any Warrant Certificate or Book-Entry Warrant Certificate or any other person or entity for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.

(g)     Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of Warrants.

8.     Miscellaneous Provisions.

(a)     Successors. Subject to applicable securities laws, this Warrant Agreement and the Warrants and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of each registered holder. The provisions of this Warrant Agreement are intended to be for the benefit of any holder from time to time of this Warrant Agreement and shall be enforceable by the Holder or holder of Warrant Shares.

(b)     Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by a Holder to or on the Company shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

National Holdings Corporation

410 Park Avenue, 14th Floor

New York, NY 10022

Attention: [______________]

Any notice, statement or demand authorized by this Warrant Agreement to be given or made by a Holder or by the Company to or on the Warrant Agent shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Computershare Inc.

Computershare Trust Company, N.A.

[___________________________]

[___________________________]

[___________________________]

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Any notice, sent pursuant to this Warrant Agreement shall be effective when sent.

(c)     Governing Law; Jurisdiction. The validity, interpretation, and performance of this Warrant Agreement and of the Warrants shall be governed in all respects by the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Agreement shall be brought and enforced in the courts of the State of Delaware or the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8(b). Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

(d)     Non-circumvention. Except and to the extent as waived or consented to by a registered holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of a Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of a registered holder as set forth in this Warrant Agreement against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of a Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant Agreement.

(e)     Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Warrants.

(f)     Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it

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(g)     Amendments. This Warrant Agreement may be amended by the parties hereto without the consent of any registered holder: (i) for the purpose of curing any ambiguity or (ii) of curing, correcting or supplementing any defective provision contained herein or (iii) adding or for the purpose of changing any other provisions with respect to matters or questions arising under this Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not materially adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the approval of the registered holders of Warrants equal to at least 67% of the Warrant Shares issuable upon exercise of all then outstanding Warrants (excluding from both the numerator and the denominator any Shares issuable upon exercise of all then outstanding Warrants held by Fortress Biotech, Inc. and its Affiliates). As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Section 8(g). No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of this Warrant Agreement unless the same consideration is also offered to all holders of the Warrants.

(h)     Severability. Wherever possible, each provision of this Warrant Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant Agreement.

(i)     Limitation of Liability. No provision hereof, in the absence of any affirmative action by the registered holder to exercise a Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of a registered holder, shall give rise to any liability of each registered holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(j)     Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Warrant Agreement, including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

(k)     Remedies; Specific Performance. The registered holders, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant Agreement and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(l)     Consequential Damages. Neither party to this Warrant Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Warrant Agreement or for any consequential, indirect, penal, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

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(m)     Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

(n)     Counterparts. This Warrant Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Warrant Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

(o)     Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

(p)     Certain Definitions. For purposes of this Warrant Agreement, the following terms shall have the following meanings:

(i)     “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to remain closed.

(ii)     “Common Stock” means (i) the Company’s shares of Common Stock and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(iii)     “Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(iv)     “Expiration Date” means the date that is the fifth-year anniversary of the Issuance Date (or [__________], 2021) or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.

(v)     “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(vi)     “Principal Market” means the principal securities exchange or securities market on which the Common Shares are then traded.

(vii)     “Trading Day” means a day on which the principal Trading Market is open for trading.

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(viii)     “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange, the OTC Bulletin Board or the OTC Markets, Inc. (or any successors to any of the foregoing).

(ix)     “Warrant Shares” means the shares of Common Stock issuable on exercise of the Warrants.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

NATIONAL HOLDINGS CORPORATION

By:
Name:
Title:

COMPUTERSHARE INC.

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name:
Title:

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EXHIBIT A

[FORM OF WARRANT CERTIFICATE]

Warrant Certificate Evidencing Warrants to Purchase

Common Stock, par value of $0.02 per share, as described herein.

NATIONAL HOLDINGS CORPORATION

No. ___________

This Warrant Certificate (“Warrant Certificate”) certifies that _______________ or its registered assigns is the registered holder (the “Holder”) of a Warrant (the “Warrant”) of National Holdings Corporation, a Delaware corporation (the “Company”). Each Warrant entitles the holder, subject to the provisions contained herein and in the Warrant Agreement (as defined below), to purchase one (1) share of common stock, par value $0.02 per share, of the Company (the “Common Stock”) at the Exercise Price (as defined below). The exercise price at which one Warrant Share may be purchased at the time each Warrant is exercised (the “Exercise Price”) is $3.25 initially, subject to adjustments as set forth in the Warrant Agreement.

In accordance with the Warrant Agreement, dated as of April 27, 2016 (the “Warrant Agreement”), among the Company and Computershare Inc. and Computershare Trust Company, N.A. (collectively, the “Warrant Agent”), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the Holder of this Warrant Certificate and the beneficial owners of the Warrants represented by this Warrant Certificate consent by acceptance hereof. Copies of the Warrant Agreement are on file and can be inspected at the below-mentioned office of the Warrant Agent and at the office of the Company at [________________]. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Warrant Agreement.

Subject to the terms of the Warrant Agreement, each Warrant evidenced hereby may be exercised only during the period (the “Exercise Period”) commencing on the Issuance Date and terminating at 5:00 P.M., Eastern time, on [__________], 2021 (the “Expiration Date”). Each Warrant not exercised on or before the Expiration Date shall become void, and all rights of the Holder of this Warrant Certificate evidencing such Warrant shall cease.

The Holder of the Warrant represented by this Warrant Certificate may exercise any Warrant evidenced hereby by delivering, not later than 5:00 P.M., Eastern time, on any Business Day during the Exercise Period to the Warrant Agent at its corporate trust department (i) this Warrant Certificate, or, in the case of a Book-Entry Warrant Certificate, the Warrant to be exercised as shown on the records of The Depository Trust Company (the “Depository”) to an account of the Warrant Agent at the Depository designated for such purpose in writing by the Warrant Agent to the Depository from time to time, (ii) an election to purchase the shares of Common Stock underlying the Warrant to be exercised, properly completed and executed by the registered holder on the reverse of this Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the Participant in accordance with the Depository’s procedures, and (iii) the Warrant Price for each Warrant to be exercised in lawful money of the United States of America by wire, certified or official bank check, or wire transfer, in immediately available funds. The term “Warrant Price” as used in this Warrant Certificate refers to price per share of Common Stock at which shares may be purchased at the time the Warrant is exercised.

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No fraction of a share of Common Stock will be issued upon any exercise of a Warrant. If the holder of a Warrant would be entitled to receive a fraction of a share of Common Stock upon any exercise of the Warrant, the Company shall, at its election, either pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the Exercise Price or round up such fraction to the next whole share.

Upon any exercise of the Warrant for less than the total number of full Shares provided for in this Warrant Certificate, there shall be issued to the registered holder hereof or the registered holder’s assignee a new Warrant Certificate covering the number of Shares for which the Warrant has not been exercised, provided that such holder has previously surrendered this Warrant to the Warrant Agent.

Upon surrender of this Warrant Certificate for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer, the Warrant Agent shall register the transfer. A new Warrant Certificate or Warrant Certificates evidencing in the aggregate a like number of Warrants shall be issued and the old Warrant Certificate shall be canceled.

This Warrant Certificate, when surrendered to the Warrant Agent, may be transferred or exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates evidencing in the aggregate a like number of Warrants.

The Company and the Warrant Agent may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

This Warrant Certificate does not entitle the registered holder to any of the rights of a stockholder of the Company.

This Warrant Certificate is not valid unless countersigned by the Warrant Agent.

THIS WARRANT CERTIFICATE SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE SUBSTANTIVE LAWS OF ANOTHER JURISDICTION.

[Remainder of page intentionally left blank. Signature page follows.]

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NATIONAL HOLDINGS CORPORATION

By:
Name:
Title:

COUNTERSIGNED:

COMPUTERSHARE INC., as Warrant Agent

By:
Authorized Officer

COMPUTERSHARE TRUST COMPANY, N.A., as Warrant Agent

By:
Authorized Officer

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ELECTION TO PURCHASE FORM

(to be executed by the registered holder in order to exercise Warrants)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive __________ shares of Common Stock and herewith tenders payment for such shares to the order of National Holdings Corporation (the “Company”) in the amount of $___________ in accordance with the terms hereof. The undersigned requests that a certificate for such shares be registered in the name of:

Address:

Social Security or Tax Identification Number:

and be delivered to:

Address:

and, at the sole election of the registered holder, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of:

Address:

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ASSIGNMENT

(to be executed by the registered holder in order to assign Warrants)

For Value Received, hereby sells, assigns, and transfers unto

Address:

Social Security or Tax Identification Number:

and be delivered to:

Address:

Warrants to purchase shares of Common Stock represented by this Warrant Certificate, and hereby irrevocably constitutes and appoints as attorney to transfer this Warrant Certificate on the books of the Warrant Agent, with full power of substitution in the premises.

Dated: ____________________	Signed: ______________________________

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Signature Guaranteed

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